                                                                    EXHIBIT 20.4
                                                                    ------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
                               (AMENDMENT NO. 1)
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934
                   AND RULE 13E-3 ((S)240.13E-3) THEREUNDER))
                                ----------------
                         PYRAMID TECHNOLOGY CORPORATION
                              (NAME OF THE ISSUER)
                                ----------------
                         PYRAMID TECHNOLOGY CORPORATION
                  SIEMENS NIXDORF MID-RANGE ACQUISITION CORP.
                     SIEMENS NIXDORF INFORMATIONSSYSTEME AG
                           SIEMENS AKTIENGESELLSCHAFT
                      (NAME OF PERSON(S) FILING STATEMENT)
                                ----------------
                          COMMON STOCK, $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)
                                ----------------
                                   747236107
                     (CUSIP NUMBER OF CLASS OF SECURITIES)
                                ----------------
        E. ROBERT LUPONE, ESQ.                    RICHARD H. LUSSIER
         SIEMENS CORPORATION                   CHIEF EXECUTIVE OFFICER
     1301 AVENUE OF THE AMERICAS            PYRAMID TECHNOLOGY CORPORATION
    NEW YORK, NEW YORK 10019-6022                3860 N. FIRST STREET
            (212) 258-4000                    SAN JOSE, CALIFORNIA 95134
                                                    (408) 428-9000
         (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON(S) AUTHORIZED TO
  RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)
                                ----------------
                                   COPIES TO:
   PETER D. LYONS, ESQ.                         LARRY W. SONSINI, ESQ.
   SHEARMAN & STERLING                          DOUGLAS H. COLLOM, ESQ.
   599 LEXINGTON AVENUE                          AARON J. ALTER, ESQ.
 NEW YORK, NEW YORK 10022                 WILSON, SONSINI, GOODRICH & ROSATI
     (212) 848-4000                              650 PAGE MILL ROAD
                                           PALO ALTO, CALIFORNIA 94304-1050
                                                   (415) 493-9300
                                ----------------
  This statement is filed in connection with (check the appropriate box):
  a. [_] The filing of solicitation materials or an information statement subject to Regulation 14A [17 CFR 240.14a-1 to 240.14b-1], Regulation
         14C [17 CFR 240.14c-1 to 240.14c-101] or Rule 13e-3(c) [(S)240.13e-
         3(c)] under the Securities Exchange Act of 1934.
  b. [_] The filing of a registration statement under the Securities Act of 1933.
  c. [X] A tender offer.
  d. [_] None of the above.

  Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [_]
                                ----------------
                           CALCULATION OF FILING FEE
- --------------------------------------------------------------------------------

            TRANSACTION VALUATION                         AMOUNT OF FILING FEE
- ------------------------------------------------------------------------------
            $261,772,336.00*                                  $52,354.46**

- --------------------------------------------------------------------------------
 * Note: The Transaction Value is calculated by multiplying $16.00, the per share tender offer price, by 16,360,771, the sum of the number of shares of Common Stock outstanding not already owned by Siemens Informationssysteme AG and the 3,449,923 shares of Common Stock subject to options outstanding.
**  1/50 of 1% of Transaction Value.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid: $52,354.46    Filing Party: Siemens Nixdorf Mid-
                                                      Range Acquisition Corp.,
  Form or Registration No: Schedule                   Siemens Nixdorf
                           14D-1/Schedule 13D         Informationssysteme AG,
                           (Amendment No. 5)          Siemens Aktiengesellschaft

                                        Date Filed:   January 27, 1995
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  INTRODUCTION

  This Amendment No. 1 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Commission on February 13, 1995 (as amended the "Schedule 13E-3") is being filed by (i) Siemens Nixdorf Mid-Range Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Siemens Nixdorf Informationssysteme AG ("SNI AG"), a corporation organized under the laws of the Federal Republic of Germany and a direct wholly owned subsidiary of Siemens Aktiengesellschaft ("Siemens AG"), a corporation organized under the laws of the Federal Republic of Germany, (ii) SNI AG, (iii) Siemens AG, and (iv) Pyramid Technology Corporation, a Delaware corporation (the "Company"), pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended, and Rule 13e-3 thereunder, in connection with the tender offer by Purchaser for all the outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 27, 1995 (the "Offer to Purchase"), the related Letter of Transmittal, and the Supplement to the Offer to Purchase dated February 13, 1995, a copy of which is filed as Exhibit (d)(2) to the Schedule 13E-3 (the "Supplement") (together, the Offer to Purchase, the Supplement and the Letter of Transmittal constitute the "Offer"). Forms of the Offer to Purchase and the Letter of Transmittal were filed as Exhibits (a)(1) and (a)(2) to the Tender Offer Statement on Schedule 14D-1 and Amendment No. 5 to the Schedule 13D filed by Purchaser, SNI AG and Siemens AG on January 27, 1995 (the "Statement").

ITEM 5. PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

  Item 5 is hereby amended and supplemented to read in its entirety as follows:

    (a)-(e) The information set forth in the Introduction, Section 10 ("Background of the Offer; Contacts with the Company; the Merger Agreement") and Section 11 ("Purpose of the Offer; Plans for the Company After the Offer and the Merger") of the Offer to Purchase is incorporated herein by reference. The information set forth in Item 3 of the Company's Solicitation/Recommendation Statement on Schedule 14D-9, filed on January 27, 1995 (the "Schedule 14D-9"), under "Additional Agreements, Arrangements and Understandings" and in the Information Statement, filed as Exhibit 20.1 to the Schedule 14D-9, under "BOARD OF DIRECTORS--Buyer Designees" and "CERTAIN RELATIONSHIPS, TRANSACTIONS AND ARRANGEMENTS" is incorporated herein by reference. The information set forth in the Supplement under "SPECIAL FACTORS--7 Plans for the Company After the Offer and the Merger; Reasons for SNI AG for the Offer and the Merger" and "SPECIAL FACTORS--9 Interests of Certain Persons in the Offer and the Merger" is incorporated herein by reference.

    (f)-(g) The information set forth in Section 13 ("Effect of the Offer on the Market for Shares, Exchange Listing and Exchange Act Registration") of the Offer to Purchase is incorporated herein by reference.

ITEM 6. SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

  Item 6 is hereby amended and supplemented to read in its entirety as follows:

    (a) The information set forth in Section 9 ("Financing of the Offer and the Merger") of the Offer to Purchase is incorporated herein by reference.

    (b) The information set forth in the Supplement under "FEES AND EXPENSES" is incorporated herein by reference.

    (c) Not applicable.

    (d) Not applicable.

ITEM 7. PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

  Item 7 is hereby amended and supplemented to read in its entirety as follows:

    (a) The information set forth in the Introduction, Section 10 ("Background of the Offer; Contacts with the Company; the Merger Agreement"), Section 11 ("Purpose of the Offer; Plans for the Company After the Offer and the Merger") and Section 13 ("Effect of the Offer on the Market for Shares, Exchange Listing and Exchange Act Registration") of the Offer to Purchase is incorporated herein by reference. The information set forth in the Supplement under "SPECIAL FACTORS--6 Purpose and Structure of the Offer and the Merger; Reasons of SNI AG for the Offer and the Merger" is incorporated herein by reference.

    (b)-(d) The information set forth in the Supplement under "SPECIAL FACTORS--1. Recommendation of the Board; Position of the Company Regarding the Fairness of the Offer and the Merger", "SPECIAL FACTORS--6. Purpose and Structure of the Offer and the Merger; Reasons of SNI AG for the Offer and the Merger" and "SPECIAL FACTORS--7. Plans for the Company After the Offer and the Merger; Certain Effects of the Offer and the Merger" and in Section 5 "Certain Federal Income Tax Consequences" of the Offer to Purchase is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

  Item 8 is hereby amended and supplemented to read in its entirety as follows:

  (a)-(e) The information set forth in the Supplement under "SPECIAL FACTORS--1. Recommendation of the Board; Position of the Company Regarding the Fairness of the Offer and the Merger" and

  "SPECIAL FACTORS--4. Position of SNI AG Regarding the Fairness of the Offer and the Merger" is incorporated herein by reference.

    (f) Not applicable.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

  Item 9 is hereby amended and supplemented to read in its entirety as follows:

    (a)-(e) The information set forth in the Supplement under "SPECIAL FACTORS--2. Opinion of Smith Barney on Financial Advisor to the Company" and "SPECIAL FACTORS--5. Analysis of Goldman Sachs as Financial Advisors to SNI AG" is incorporated herein by reference.

ITEM 12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE OFFER AND THE MERGER.

  Item 12 is hereby amended and supplemented to read in its entirety as follows:

    (a) The information set forth in the Supplement under "SPECIAL FACTORS--
  1. Recommendation of the Board; Position of the Company Regarding the Fairness of the Offer and the Merger" and "SPECIAL FACTORS--9. Interests of Certain Persons in the Offer and the Merger" is incorporated herein by reference.

    (b) The information set forth in the Supplement under "SPECIAL FACTORS--
  1. Recommendation of the Board; Position of the Company Regarding the Fairness of the Offer and the Merger" is incorporated herein by reference.

ITEM 13. OTHER PROVISIONS OF THE OFFER AND THE MERGER.

  Item 13 is hereby amended and supplemented to read in its entirety as follows:

    (a) The information set forth in Section 11 ("Purpose of the Offer: Plans for the Company after the Offer and the Merger") of the Offer to Purchase, in the Supplement under "SPECIAL FACTORS--8. Rights of Stockholders in the Merger", and in Annex A to the Supplement is incorporated herein by reference.

    (b) Not applicable.

    (c) Not applicable.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

    Exhibit (d)(2) is hereby amended and supplemented in its entirety. Attached hereto as Exhibit (d)(2) is a complete copy of the Supplement as so amended and supplemented.

                                   SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

February 15, 1995

                                        Siemens Nixdorf Mid-Range Acquisition
                                        Corp.

                                            /s/ Gerhard Schulmeyer
                                        By:_____________________________________
                                          Name: Gerhard Schulmeyer
                                          Title: President


                                        Siemens Nixdorf Informationssysteme AG

                                            /s/ Gerhard Schulmeyer
                                        By:_____________________________________
                                          Name: Gerhard Schulmeyer
                                          Title: President


                                        Siemens Aktiengesellschaft

                                            /s/ Adrienne Whitehead
                                        By:_____________________________________
                                          Name: Adrienne Whitehead
                                          Title: Attorney-in-Fact

                                   SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

February 15, 1995

                                     Pyramid Technology Corporation

                                          /s/ John S. Chen
                                     By: _____________________________________
                                         Name: John S. Chen
                                         Title: President and Chief
                                                 Operating Officer

                                 EXHIBIT INDEX

                                                                 SEQUENTIALLY
                                                                   NUMBERED
 EXHIBIT NO.                    DESCRIPTION                          PAGE
 -----------                    -----------                      ------------
    (d)(2)   --Supplement to the Offer to Purchase, as amended
               and supplemented, dated  February 15, 1995.

                                                                EXHIBIT 99(D)(2)

                 SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                        PYRAMID TECHNOLOGY CORPORATION
                                      AT
                             $16.00 NET PER SHARE
                                      BY

                  SIEMENS NIXDORF MID-RANGE ACQUISITION CORP.

                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                    SIEMENS NIXDORF INFORMATIONSSYSTEME AG

                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                          SIEMENS AKTIENGESELLSCHAFT


THE OFFER HAS BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 1, 1995, UNLESS THE OFFER IS FURTHER EXTENDED.

  THE OFFER IS CONDITIONED UPON (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES OWNED OF RECORD BY SIEMENS NIXDORF INFORMATIONSSYSTEME AG OR ANY OF ITS SUBSIDIARIES ON THE DATE HEREOF (OTHER THAN SHARES ISSUABLE UPON EXERCISE OF THE WARRANT (AS DEFINED BELOW)), SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (OTHER THAN ANY SHARES ISSUABLE UPON THE EXERCISE OF THE WARRANT AND OTHER THAN THE RIGHTS (AS DEFINED IN THE OFFER TO PURCHASE)) AND (II) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER BY ANY APPLICABLE FOREIGN COMPETITION STATUTES AND REGULATIONS, AS WELL AS THE OTHER CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE, WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER, AS WELL AS SECTION 15 OF THE OFFER TO PURCHASE AND THE SECTION OF THIS SUPPLEMENT ENTITLED "CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS", WHICH DISCUSS CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

  THE BOARD OF DIRECTORS OF PYRAMID TECHNOLOGY CORPORATION HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF PYRAMID TECHNOLOGY CORPORATION, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                                --------------
                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the "Shares"), of Pyramid Technology Corporation should either (1) complete and sign the Letter of Transmittal which was mailed together with the Offer to Purchase (or a facsimile thereof) in accordance with the instructions in such Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 of the Offer to Purchase or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

  Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Supplement. Questions or requests for assistance may also be directed to the Dealer Managers at their address on the back cover of this Supplement. Additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                --------------

                    The Dealer Managers for the Offer are:

                             GOLDMAN, SACHS & CO.

                                --------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
SPECIAL FACTORS...........................................................   3
  1. Recommendation of the Board; Position of the Company Regarding the
     Fairness of the Offer and the Merger.................................   3
  2. Opinion of Smith Barney as Financial Advisor to the Company..........   7
  3. Company Financial Projections........................................  11
  4. Position of SNI AG Regarding the Fairness of the Offer and the Merg-
     er...................................................................  12
  5. Analysis of Goldman Sachs as Financial Advisors to SNI AG............  13
  6. Purpose and Structure of the Offer and the Merger; Reasons of SNI AG
     for the Offer and the Merger.........................................  15
  7. Plans for the Company After the Offer and the Merger; Certain
     Effects of the Offer and the Merger..................................  16
  8. Rights of Stockholders in the Merger.................................  17
  9. Interests of Certain Persons in the Offer and the Merger.............  17

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS............................  18

FEES AND EXPENSES.........................................................  19

MISCELLANEOUS.............................................................  19

 Annex A --Summary of Stockholder Appraisal Rights and Text of Section 262 of
          the Delaware General Corporation Law
 Annex B --Audited Consolidated Financial Statements (and Related Notes) for the Company for the Fiscal Years ended September 30, 1993 and
          September 30, 1994 and Unaudited Consolidated Financial Statements
          (and Related Notes) for the Company for the First Quarter of the Fiscal Year ending September 30, 1995

To the Holders of Common Stock of
Pyramid Technology Corporation:

                                 INTRODUCTION

  The information contained in this Supplement (the "Supplement") amends and supplements the Offer to Purchase dated January 27, 1995 (the "Offer to Purchase") of Siemens Nixdorf Mid-Range Acquisition Corp. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Siemens Nixdorf Informationssysteme AG ("SNI AG"), a company organized under the laws of the Federal Republic of Germany and a direct wholly owned subsidiary of Siemens Aktiengesellschaft ("Siemens AG"), a company organized under the laws of the Federal Republic of Germany. Pursuant to the Offer to Purchase and this Supplement, Purchaser hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Pyramid Technology Corporation, a Delaware corporation (the "Company"), at a price of $16.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Supplement, the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Purchaser is a direct wholly owned subsidiary of Siemens Nixdorf Information Systems, Inc., a Massachusetts corporation ("SNI U.S."), which is itself a direct wholly owned subsidiary of SNI AG.

  This Supplement is being provided to the Company's stockholders pursuant to Rule 13e-3 ("Rule 13e-3") promulgated under the Securities Exchange Act of 1934, as amended, which requires that certain information be provided to stockholders in certain transactions between a corporation and an "affiliate" of such corporation. Although neither SNI AG nor the Company believes that SNI AG controls the Company and therefore is an "affiliate" of the Company for purposes of Rule 13e-3, SNI AG and the Company are nevertheless providing this Supplement to the Company's stockholders in order to supplement the information already provided to them in the Offer to Purchase which was mailed to the Company's stockholders on January 27, 1995.

  The expiration date of the Offer has been extended from 12:00 midnight, New York City time, on Friday, February 24, 1995 until 12:00 midnight, New York City time, on Wednesday, March 1, 1995 (as so extended, the "Expiration Date"), unless the offer is further extended.

  Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY (WITH ONE DIRECTOR RECUSING HIMSELF) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Smith Barney Inc. ("Smith Barney"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair from a financial point of view. A copy of the opinion of Smith Barney is attached as Annex B to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which was mailed to the Company's stockholders on January 27, 1995.

  THE OFFER IS CONDITIONED UPON (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES OWNED OF RECORD BY SNI AG OR ANY OF ITS SUBSIDIARIES ON THE DATE HEREOF (OTHER THAN SHARES ISSUABLE UPON EXERCISE OF THE WARRANT (AS DEFINED BELOW)), SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS (OTHER THAN ANY SHARES ISSUABLE UPON THE EXERCISE OF THE WARRANT AND OTHER THAN

THE RIGHTS (AS DEFINED IN THE OFFER TO PURCHASE))) (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER BY ANY APPLICABLE FOREIGN COMPETITION AND ANTITRUST STATUTES AND REGULATIONS, AS WELL AS THE OTHER CONDITIONS DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

  On February 3, 1995, Purchaser was informed by the Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the purchase of Shares pursuant to the Offer had been granted. Accordingly, the condition to the Offer requiring the expiration or termination of any applicable waiting period under the HSR Act prior to expiration of the Offer has been satisfied. In addition, on February 13, 1995, the Company received a letter from the New Jersey Department of Environmental Protection stating that the Industrial Site Recovery Act ("ISRA") is not applicable to the Company's New Jersey facilities. Accordingly, the condition to Purchaser's obligation to purchase any Shares tendered in the Offer relating to ISRA set forth in the second paragraph of Annex A of the Merger Agreement has been satisfied. The Offer remains subject to the other conditions set forth in Section 14 of the Offer to Purchase.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 20, 1995 (the "Merger Agreement") among SNI AG, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of SNI AG. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, SNI AG or any direct or indirect wholly owned subsidiary of SNI AG or the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be cancelled and converted automatically into the right to receive $16.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10 of the Offer to Purchase.

  The Company has advised Purchaser that as of January 31, 1995, 15,644,971 Shares were issued and outstanding and that the Shares were held by approximately 751 record holders. The Company has advised Purchaser that as of January 31, 1995, the Company had reserved a total of 3,344,996 Shares for future issuance pursuant to outstanding employee stock options or stock incentive rights, 339,697 Shares were reserved for future issuance pursuant to future grants of employee stock options or stock incentive rights and a total of 1,330,000 Shares were reserved for issuance upon exercise of the Warrant (as defined below). SNI AG currently owns 2,717,743 Shares, which it acquired in a series of transactions. In 1985, the Company entered into a Convertible Subordinated and Preferred Stock Purchase Agreement (the "Nixdorf Stock Agreement") with Nixdorf Computer AG ("Nixdorf"). Under the Nixdorf Stock Agreement, Nixdorf purchased approximately 5% of the Company's Shares. The Nixdorf Stock Agreement also gave Nixdorf the right to purchase its pro rata share of certain equity financings of the Company as long as Nixdorf held a minimum 5% stock interest. In March 1990, Nixdorf exercised its right to purchase approximately 140,000 Shares as part of the Company's secondary public offering of the Shares, to maintain Nixdorf's pro rata equity ownership at approximately 5% of the Company's Shares. In 1990, Nixdorf became majority-owned by Siemens AG, which renamed Nixdorf as Siemens Nixdorf Informationssysteme AG ("SNI AG" herein). Subsequently, on August 21, 1994, the Company and SNI U.S. entered into the Common Stock and Warrant Purchase

Agreement (the "Purchase Agreement") pursuant to which, on September 13, 1994, SNI U.S. purchased (i) 2,000,000 Shares and (ii) a warrant (the "Warrant") to purchase up to 1,330,000 Shares, for an aggregate purchase price of $17,250,000. Subsequently, SNI U.S. transferred to SNI AG the 2,000,000 Shares and the Warrant. In connection with such transfer, SNI AG assumed all of SNI U.S.'s rights and obligations under the Purchase Agreement and the Registration Rights Agreement, dated as of September 13, 1994, between the Company and SNI U.S. The Shares beneficially owned by SNI AG on the date hereof (excluding any Shares issuable upon exercise of the Warrant) constitute 17.37% of the issued and outstanding Shares as of January 31, 1995. SNI AG intends to transfer the 2,717,743 Shares it owns on the date hereof to Purchaser immediately following the purchase of Shares by Purchaser pursuant to the Offer. SNI AG does not currently intend to exercise the Warrant in connection with the Offer and the Merger. Consequently, as of the date hereof, the Minimum Condition would be satisfied if Purchaser acquired 6,947,090 Shares.

  Pyramid and SNI AG have entered into equipment sales and technology licensing transactions during fiscal years 1993, 1994 and the first quarter of fiscal 1995. Revenues attributable to SNI AG and the associated percentage of Pyramid's total revenues were $14,983,000 in fiscal year 1993 (6.4% of Pyramid's total revenues), $11,312,000 in fiscal year 1994 (5.2%), and $6,587,000 in the first quarter of fiscal year 1995 (10.6%).

  PROCEDURES FOR TENDERING SHARES ARE SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE.

  THIS SUPPLEMENT AND THE OFFER TO PURCHASE CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. RECOMMENDATION OF THE BOARD; POSITION OF THE COMPANY REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

  In evaluating its strategic position within the high-end client/server market, the Company began in 1992 to recognize the potential benefits that might be realized through a strategic relationship with another company, whether in the Company's or in a complementary industry. These potential benefits included expanded geographical markets, broader distribution channels, access to greater financial and technological resources to support the Company's product development activities, more efficient customer support, and greater access to third party software developed to support the Company's products. The Company's focus on a strategic relationship was motivated principally by the concern that many of the Company's competitors have significantly greater financial, technological and management resources and, therefore, potentially superior ability to compete in the Company's markets. As a result of its evaluation, the Company had discussions with a limited number of companies with respect to the possibility of a strategic partnership in the form of a technology development arrangement and/or a minority investment relationship.

  In the spring of 1994, the Company began to consider alternative means of raising additional working capital to support its operations. Because the Company's financial performance at that time did not permit the Company access to the public capital markets on terms acceptable to the Company, the Company evaluated the possibility of establishing financing or strategic relationships with other companies in its industry. In this context, management of the Company contacted and had talks with representatives of two companies about the possibility of a variety of arrangements, including product licensing arrangements, a minority equity investment in the Company and an acquisition of or other corporate combination with the Company. The discussions with these companies ended in each case without any agreement as to any possible arrangement. In the summer of 1994, another company in the Company's industry contacted management of the Company concerning a possible acquisition while the Company was in the process of negotiating a strategic equity investment with SNI U.S. (which culminated in the

Purchase Agreement). The communications which resulted from this contact did not, from the perspective of the Company, convey any serious expression of interest, and occurred when the Company was only a few days from reaching a definitive agreement with SNI U.S. which resulted in its minority equity investment in the Company under the Purchase Agreement. Because of the general nature of this contact and the significant financial and other benefits which the Company would realize through the Purchase Agreement, the Company did not consider it in the Company's interests to pursue this contact beyond preliminary discussions.

  In determining to pursue discussions with SNI AG which ultimately led to the execution of the Merger Agreement, the Company's Board of Directors did not seek to re-initiate contact with the companies with which it had had previous discussions concerning an acquisition or other corporate combination. The Board believed that its interest in a transaction of this nature as previously communicated to these companies had never been withdrawn, and that the joint press release of January 9, 1995 by the Company and SNI AG of their entering into discussions concerning a potential negotiated merger transaction provided public affirmation of this continuing interest on the part of the Company. The Company has not received any inquiries or expressions of interest concerning a potential transaction with the Company from other potential buyers following the joint public announcement by the Company and SNI AG on January 9, 1995 of their entering into discussions concerning a potential negotiated merger transaction.

  The Board at a special meeting held on January 20, 1995 determined that the Offer and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company's stockholders (other than SNI AG and its affiliates), approved and adopted the Merger Agreement and the transactions contemplated thereby and recommended that stockholders accept the Offer and (if a shareholder vote is required under Delaware Law) approve the Merger Agreement and the Merger. The January 20 meeting of the Board was attended by all directors other than Dr. Rudolph Bodo, SNI AG's designee on the Company's Board, who is also Vice President and General Manager of SNI AG's Mid-Range Systems Unit. Dr. Bodo recused himself from all deliberations of the Board concerning, and has not acted on behalf of SNI AG in connection with, the Offer and the Merger. Subject to Dr. Bodo's absence as a participating Board member, the approval and recommendation of the Board concerning the Offer and the Merger were unanimous. A copy of the Company's letter to stockholders dated January 27, 1995 was filed as Exhibit 20.2 to the
Schedule 14D-9 and is incorporated herein by reference.

  Reference is made to the Offer to Purchase for a summary of SNI AG's contacts with the Company leading to the execution of the Merger Agreement.

  In reaching the determination described above, the Board considered a number of factors, including, without limitation, the following:

    (i) The historical financial condition and results of operations of the Company, and the projected financial condition and results of operations of the Company on both a long-term and short-term basis.

    (ii) The business and strategic objectives of the Company, and the attendant risks involved in achieving those objectives. As discussed above, these objectives included the continuing interest of the Board in seeking to improve the Company's ability to compete in its markets through a strategic or other relationship that could enhance the Company's activities principally in product development, marketing and distribution, and customer support. In evaluating these objectives, the Board considered the business, product markets and operations of SNI AG and SNI U.S., and the synergies and advantages that might be realized through a merger, and concluded that combining the companies' respective businesses in the high-end client/server markets would effectively address all of the Company's objectives. The Board also evaluated the possibility of realizing these objectives through a strategy by which the Company were to remain independent, through a more integrated business relationship with SNI AG and through a strategic or merger transaction with other companies, including companies with whom the Company had had previous discussions concerning an acquisition or other corporate combination. The Board concluded that the strategy of continuing as an independent company would leave the Company too vulnerable to the long-term competitive pressures in its industry, that the strategy of a closer business relationship with SNI AG (which is discussed in more detail below) could significantly impair the Company's ability to remain independent if the relationship were to terminate for any reason at a later time, and that a corporate transaction with other companies was unlikely to occur in view of the Company's prior contacts and the absence of any expressions of interest in a corporate transaction following the joint public announcement of merger discussions between the Company and SNI AG.

    (iii) A review of the possible alternatives to the Offer and the Merger (including the possibility of continuing to operate the Company as an independent entity and the sale of the Company through a merger or by any other means to other potential buyers), the range of possible values to the Company's stockholders of such alternatives and the timing and the likelihood of actually accomplishing those alternatives. In this regard, in addition to reviewing the Company's efforts to establish a strategic or other relationship with other companies that might address the Company's business and strategic objectives, the Board assessed management's discussions with SNI AG concerning a more integrated business relationship between the two companies as an alternative to the Offer and the Merger. This alternative, however, would have entailed an increased equity position in the Company by SNI AG or an affiliate and additional arrangements providing SNI AG with exclusive manufacturing and marketing rights with respect to specific Company products. Such a relationship, although potentially beneficial to the Company, would have resulted in a significantly higher level of dependence by the Company on SNI AG. Accordingly, principally because of the potential threat to the Company's ability to remain independent if such a relationship were to terminate at a later time for any reason, the Board concluded that this was not an acceptable alternative. The range of values to the Company's stockholders which the Board considered in evaluating the price negotiations with representatives of SNI AG were principally those associated with the continuation of the Company on an independent basis, without modification of the Company's relationship with SNI AG under the Purchase Agreement. In this context, based on assumptions which included continuing strong trading markets and high trading multiples for technology companies, the Company's ability to exceed targeted objectives for its internal operating plan, and no adverse changes in the Company's business or markets for the Company's products, the Board considered that the Company's stock price over the following 12-month period might increase to $18 per share. However, management concluded that such a price was unlikely because it could be achieved only if all underlying assumptions were fully realized. In discounting this prospective valuation to take into account these management views and after taking into consideration an increase in such discounted valuation to reflect an appropriate premium for the change of corporate control that would result from completion of the Offer and the Merger, the Board believed that the Offer price represented the highest value available to the Company's stockholders in light of all the considered alternatives and had no reason to challenge or question the opinion of Smith Barney that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair, from a financial point of view. In evaluating the optimal range of values to the Company's stockholders that were possible in the context of the alternatives under consideration by the Board, the Board did not ask Smith Barney to recommend, and Smith Barney did not recommend, the specific consideration to be paid by Purchaser in the Offer and the Merger. The Offer price ultimately agreed upon by the Company was the result of arm's-length negotiations between representatives of the Company and SNI AG.

    (iv) The detailed financial and valuation analyses presented to the Board by Smith Barney, including market prices and financial data relating to other companies engaged in businesses considered comparable to the Company and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of the Company.

    (v) The relationship of the Offer price to current and historical market prices of the Shares and to other relevant valuation measures.

    (vi) The presentation of Smith Barney at the January 20, 1995 Board meeting and the written opinion of Smith Barney as of that date, that the consideration to be received by the stockholders of the Company, pursuant to the Offer and the Merger, is fair, from a financial point of view.

    (vii) As discussed in greater detail above, a review of discussions between the Company and representatives of other companies in the Company's industry concerning strategic, financing and other relationships which had taken place prior to the Company's discussions and negotiations with SNI AG with respect to the Offer and the Merger.

    (viii) The absence of any inquiries or expressions of interest concerning a potential transaction with the Company from other potential buyers following the joint public announcement by the Company and SNI AG on January 9, 1995 of their entering into discussions concerning a potential negotiated merger transaction, and the fact that the Merger Agreement does not preclude the Company from discussing with third parties unsolicited competing offers or, subject to payment of a "break-up" fee and expenses, from accepting a competing offer which the Board determines, in the exercise of its fiduciary duties, to be more favorable to the Company's stockholders than the Offer and the Merger.

    (ix) The likelihood that the proposed acquisition would be consummated, including the experience, reputation and financial condition of SNI AG and its ultimate parent, Siemens AG, and the risks to the Company that the acquisition would not be consummated. In this regard, the Board evaluated the terms of the Merger Agreement, including in particular the conditions to SNI AG's and Purchaser's obligations to consummate the Offer and the Merger, which the Board considered to be customary in transactions of this nature.

    (x) The effect of the transaction on the Company's relationship with its employees and the communities in which it operates. As described elsewhere in this Supplement and the Schedule 14D-9, it is expected that the Company will continue to be managed in the same general manner as it is now being conducted. In addition, the Board believed that the Merger would substantially enhance the Company's financial and business image from the perspective of its customers and markets.

  In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its respective determinations.

  The Board recognized that the Offer and the Merger are not structured to require the approval of a majority of the stockholders of the Company other than SNI AG, and that Purchaser, if it purchases a sufficient number of Shares to satisfy the Minimum Condition, would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. While consummation of the Offer would result in the stockholders of the Company receiving a premium for their Shares over the trading prices of the Shares prior to the announcement of the Offer and the Merger, it would eliminate any opportunity for stockholders of the Company other than SNI AG to participate in the potential future growth prospects of the Company. The Board, however, believed that this was reflected in the Offer price to be paid.

  The Board determined that it was not necessary to appoint a committee of independent directors or an unaffiliated representative to act solely on behalf of the unaffiliated stockholders of the Company for the purpose of negotiating the terms of the Merger Agreement. In making such determination, the

Board noted that of the seven directors who participated in the deliberations concerning the Offer and the Merger, five are not employed by the Company and will have no financial interest in the Company following consummation of the Merger. Dr. Bodo, SNI AG's designee on the Board, did not participate in any Board deliberations concerning, or act on behalf of Purchaser in connection with, the Offer and the Merger. As noted above, the Board unanimously (with Dr. Bodo recusing himself) has determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company.

  In reaching its determination, the Board relied upon and concurred with the financial analyses performed by Smith Barney that resulted in their opinion that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair, from a financial point of view. The Smith Barney analyses (as described more fully below), conducted at the Company's direction, show, in the Company's view, that the consideration to be paid pursuant to the Offer and the Merger as a multiple of revenues, and as a function of the Company's recent earnings history and other comparative measures, compares favorably with comparable transactions considered.

  Neither the Company's nor Smith Barney's valuation analyses included consideration of the liquidation value of the Company. The Board did not consider the Company's liquidation value to be a relevant measure of valuation, given that the consideration to be paid in the Offer and the Merger significantly exceeded the book value of the Company. However, there can be no assurance that liquidation value would not produce a higher valuation of the Company.

  The Company has advised Purchaser that, to the Company's knowledge after reasonable inquiry, each of the Company's executive officers, directors and affiliates, with the exception of SNI AG and any subsidiary of SNI AG, including Purchaser, presently intends to tender all Shares held of record or beneficially owned by such person pursuant to the Offer, other than Shares, if any, held by any such person which when tendered, could subject such person to liability under the provisions of Section 16(b) of the Exchange Act. See Item 6 of the Schedule 14D-9. Except for the recommendation of the Board contained in this Supplement and in the Schedule 14D-9, to the Company's knowledge after reasonable inquiry, no executive officer, director or affiliate of the Company has made a recommendation in support of or opposed to the Offer or the Merger.

2. OPINION OF SMITH BARNEY AS FINANCIAL ADVISOR TO THE COMPANY

  Smith Barney was retained by the Company to act as its financial advisor in connection with the Board's consideration of the Offer and the Merger. In connection with such engagement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be received by such stockholders pursuant to the Offer and Merger. On January 20, 1995, Smith Barney rendered to the Board its written opinion to the effect that, as of such date and based upon and subject to certain considerations and assumptions, the consideration to be received by the stockholders of the Company pursuant to the Offer and Merger was fair, from a financial point of view.

  In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives of the Company concerning the business, operations and prospects of the Company. Smith Barney examined certain publicly available business and financial information relating to the Company and SNI AG, as well as certain financial forecasts and other data for the Company which were provided to Smith Barney by senior management of the Company. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, the Company's historical and projected earnings and the capitalization and financial condition of the Company. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions which Smith Barney considered comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other public companies whose operations Smith Barney considered comparable to those of the Company. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion.

  In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information publicly available or furnished to or otherwise discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney, Smith Barney assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. Smith Barney assumed the correctness of, and relied upon, the representations of the Company and SNI AG, pursuant to the Merger Agreement, and did not attempt to independently verify any such information. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Smith Barney make any physical inspection of the properties or assets of the Company. Although Smith Barney evaluated the financial terms of the Merger, Smith Barney was not asked to and did not recommend the specific consideration to be paid by Purchaser in the Merger. No other limitations were imposed by the Company on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED JANUARY 20, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THE SCHEDULE 14D-9, WHICH WAS MAILED TO THE COMPANY'S STOCKHOLDERS ON JANUARY 27, 1995. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE COMPANY'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO WHETHER SUCH STOCKHOLDER SHOULD ACCEPT THE OFFER. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In preparing its opinion to the Board of Directors of the Company, Smith Barney performed a variety of financial and comparative analyses, including those described below, and provided the Board of Directors with a written presentation with respect to such analyses. A copy of Smith Barney's written presentation to the Board of Directors has been included as Exhibit (b)(2) to the Statement on Schedule 13E-3 filed by Purchaser, SNI AG, Siemens AG and the Company with the Commission and will be available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested stockholder of the Company or such stockholder's representative duly designated in writing. The summary of such analyses set forth herein does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

  Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of computer hardware/systems companies, including Amdahl Corporation, Auspex Systems, Convex Computer, Data General, Digital Equipment Corp., Hewlett-Packard, NetFrame, Parallan Computer, Sequent Computer Systems, Silicon Graphics, Stratus Computer, Sun Microsystems, Tandem Computers and Tricord Systems (collectively, the "Comparable Companies"). Smith Barney compared market values per share as multiples of, among other things, latest 12 months net earnings per share and earnings per share for calendar 1994 and projected calendar 1995. The multiples of latest 12 months net earnings per share and earnings per share for calendar 1994 and projected calendar 1995 of the Comparable Companies were between the following ranges: (i) latest 12 months:
10.7x to 50.3x (with a mean of 21.7x and a median of 17.7x); (ii) calendar 1994: 8.8x to 34.9x (with a mean of 19.1x and a median of 17.6x); and (iii) projected calendar 1995: 7.7x to 47.1x (with a mean of 19.0x and a median of 14.8x). Purchaser's offer of $16 per Share represents a multiple of projected calendar 1995 net income per Share of 26.6x. The Company's net earnings per Share for the latest 12 months and for calendar 1994 were negative; therefore, the latest 12 months multiple and the calendar 1994 multiple were not meaningful.

  Smith Barney compared adjusted market values (equity market value, plus the book value of debt and preferred stock, less cash and cash equivalents) to latest 12 months net revenues and operating income. The multiples of latest 12 months net revenues and operating income of the Comparable Companies were between the following ranges: (i) latest 12 months net revenues: 0.32x to 3.06x (with a mean of 1.12x and a median of 1.05x); and (ii) latest 12 months operating income: 8.5x to 22.6x (with a mean of 14.7x and a median of 13.6x). Purchaser's offer of $16 per Share represents a multiple of the Company's net revenues for the latest 12 months of 0.95x. The Company's latest 12 months operating income was negative; therefore, the operating income multiple was not meaningful.

  Smith Barney also considered the profit margins, net return on average common equity and historic revenue and earnings growth of the Comparable Companies with those of the Company. The latest 12 months operating margins, net income margins and net return on average common equity percentages of the Comparable Companies were between the following ranges: (i) operating income margins: 4.5% to 13.5% (with a mean of 8.6% and a median of 7.4%); (ii) net income margins: 1.8% to 9.8% (with a mean of 7.0% and a median of 6.8%); and
(iii) net return on average common equity: -56.4% to 19.2% (with a mean of 1.8% and a median of 11.3%). The Company's latest 12 months operating income and net income margins were negative and therefore not meaningful on a comparative basis to those of the Comparable Companies. The Company's latest 12 months net return on average common equity was -15.7%. The latest three fiscal years compound annual growth rate for revenues, operating income and net income for the Comparable Companies were between the following ranges: (x) compound annual revenue growth rate: -1.7% to 164.6% (with a mean of 36.8% and a median of 18.9%); (y) operating income: -0.3% to 178.8% (with a mean of 40.5% and a median of 14.0%); and (z) net income: -10.1% to 180.3% (with a mean of 48.8% and a median of 32.5%). The latest three fiscal years compound annual revenue growth rate for the Company was 6.6%. Operating income and net income growth rates for the Company for the same period were not meaningful because operating income and income growth rates were negative.

  All projected earnings per share figures for the Comparable Companies were based on the consensus estimates as provided by the Institutional Brokers Estimate System. All multiples for Comparable Companies were based on closing stock prices as of January 18, 1995.

  Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase prices and implied transaction multiples in the following selected merger and acquisition transactions in the computer hardware/systems industry: MIPS Computer Systems/Silicon Graphics; Teradata/AT&T; NCR/AT&T; Prime Computer/JH Whitney & Company; Apollo Computer/Hewlett-Packard; and Convergent/Unisys (the "Selected Acquisitions"). In this analysis, Smith Barney compared transaction values as multiples of latest 12 months revenues of the Selected Acquisitions and compared these multiples to the multiple of the Company's revenue as set forth in the Comparable Companies analysis. The multiples of revenue of the Selected Acquisitions were between the range of 0.8x to 1.7x (with a mean of 1.1x). Purchaser's offer of $16 per Share represents a multiple of the Company's net revenues for the last 12 months of 0.95x. Also, Smith Barney compared the latest 12 months earnings before interest, taxes, depreciation and amortization ("EBITDA") margins of the targets in the Selected Acquisitions with the latest 12 months EBITDA margin of the Company. The EBITDA margins of the targets in the Selected Acquisitions were between the range of 6.8% to 21.5% (with a mean of 12.4%). The latest twelve months EBITDA margin for the Company was 4.2%.

  No company, transaction or business used in the Comparable Companies and Selected Acquisitions analyses as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the Comparable Companies or the business segment or company to which they are being compared.

  Smith Barney also analyzed the purchase price paid in selected technology-related merger and acquisition transactions since 1988 to determine, among other things, the percentage by which the price paid in each such transaction exceeded the market value of the target company's stock one month and two months prior to the announcement of such transaction. The mean value of the calculation of the premium paid versus the market price of the stock in all such transactions one month and two months prior to the announcement thereof was 57.6% and 65.0%, respectively, and the median was 53.7% and 61.6%, respectively. The premium paid in the Offer versus the market price of the Shares one month and two months prior to the announcement on January 9, 1995 of the initial offer from Purchaser was 48.8% and 52.4%, respectively.

  Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of the Company for the fiscal years ending September 30, 1995 through 1999, assuming, among other things, discount rates of 15.0%, 17.5%, 20.0% and 22.5% and terminal multiples of net income of 15.0x to 19.0x. Smith Barney performed this analysis based on internal operating projections prepared by the Company's management. This analysis resulted in ranges of values per Share of $11.59 to $19.79.

  Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the Company's historical and projected financial results; the history of trading prices for the Shares and the relationship between movements of such Shares, movements of the common stock of Comparable Companies and selected companies and the stock market in general.

  On June 7, 1994, the Company entered into a letter agreement with Smith Barney pursuant to which Smith Barney was engaged to act as exclusive financial advisor to the Company and to furnish financial advisory and investment banking services in connection with a variety of potential transactions between the Company and a list of specific companies provided by the Company. This letter agreement was amended on January 9, 1995 to include SNI AG as one of the companies identified by the Company. Under the letter agreement, the Company agreed to pay Smith Barney a fee based on the value of a transaction. Assuming the Offer and the Merger are consummated, Smith Barney will receive a total fee of approximately $2.2 million. Of such amount, $250,000 shall be paid for the delivery by Smith Barney of the opinion described above. In addition to the foregoing compensation, the Company has agreed to reimburse Smith Barney for its reasonable out-of-pocket expenses and to indemnify Smith Barney against certain liabilities arising out of or in connection with this engagement.

  Smith Barney has in the past two years provided financial advisory and investment banking services to the Company and has received fees of approximately $350,000 for rendering such services.

  Smith Barney is a nationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

3. COMPANY FINANCIAL PROJECTIONS

  The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data. However, in connection with the Company's review of the transactions contemplated by the Merger Agreement, the Company furnished Smith Barney with six-year projections prepared by Company management (the "Projections"). Set forth below is a discussion of the Projections.

  The information described below was not prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Ernst & Young LLP, independent auditors for the Company, have never examined nor compiled the information discussed below and accordingly do not express an opinion or any other form of assurance with respect thereto. This information necessarily makes assumptions, some (but not all) of which are set forth below and many of which are beyond the control of the Company and may not have been, or may no longer be, accurate. Additionally, this information does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved. The fiscal 1995 portion of the Projections includes one quarter of actual results of the Company. The Projections were not prepared in contemplation of the proposed Merger. The Company does not intend to update or supplement this material.

  The material financial data contained in the Projections furnished by the Company to Smith Barney in connection with their preparation of the opinion described above are as follows:

                                   PROJECTED YEARS ENDING SEPTEMBER 30,
                           -----------------------------------------------------
                            1995E    1996E    1997E    1998E    1999E    2000E
                           -------- -------- -------- -------- -------- --------
                                ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Total revenues...........  $280,000 $336,755 $424,296 $509,155 $585,528 $673,358
Total cost of sales......   158,760  190,120  242,560  292,764  339,607  393,914
Gross profit.............   121,240  146,635  181,736  216,391  245,922  279,443
Total operating expenses.   112,573  129,049  149,977  179,223  206,106  237,022
Operating income.........     8,667   17,586   31,759   37,168   39,816   42,422
Net income...............     9,966   15,349   26,687   29,786   32,058   34,341
Earnings per share.......      0.61     0.85     1.35     1.44     1.48     1.51

CASH FLOW DATA
Capital expenditures.....    12,600   13,470   15,699   18,839   21,665   24,914
Capitalized software
 development costs.......     8,960    8,419    8,910    9,165    8,783    9,858
Depreciation &
 amortization............    17,248   17,511   19,687   22,403   24,358   27,818
Change in net working
 capital.................     1,347    9,622   18,715   20,873   13,835   16,661

  The Projections are based on the assumption that the Company will continue to operate under the same ownership structure as presently exists, including SNI AG's investment in the Company at the level contemplated by the Purchase Agreement (as well as the continuation of pre-existing business relationships between the Company and SNI AG). The Projections are also based on other revenue and operating assumptions that include: (i) forecasted increases in revenue for fiscal years 1995, 1996 and 1997 of 28%, 20% and 26%, respectively;
(ii) relatively stable gross margins of approximately 43% to 44% for each of fiscal years 1995, 1996 and 1997; and (iii) declining operating expenses as a percentage of revenue for fiscal years 1995, 1996 and 1997 of approximately 40%, 38% and 35%, respectively. The forecasted operating results for fiscal years 1998, 1999 and 2000 are projected from previous years, assuming similar growth rates and margins.

4. POSITION OF SNI AG REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

  SNI AG believes that the consideration to be received by the Company's stockholders, other than SNI AG, pursuant to the Offer and the Merger is fair to the Company's stockholders. SNI AG bases its belief solely on (i) the fact that the Company's Board concluded that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (ii) the report of Goldman Sachs to SNI AG described below, (iii) the fact that, in order to avoid any possibility of conflict of interest, Dr. Bodo, SNI AG's representative on the Board, did not participate in any Board deliberations concerning, or act on behalf of SNI AG in connection with, the Offer or the Merger, (iv) the fact that SNI AG believes that it did not and does not have the ability to control the Company, due to, among other things, the fact that the Purchase Agreement imposes substantial restrictions on SNI AG's voting rights and ability to acquire additional Shares, the fact that SNI AG has the right to designate only one of the Company's directors, and the fact that the commercial relationship between SNI AG and the Company is small relative to the Company's business, and that the parties consequently negotiated the terms of the Offer and the Merger and the Merger Agreement with the Company on an arm's-length basis, (v) the fact that the consideration to be paid in the Offer and the Merger represents a premium of approximately 50% over the weighted average closing price for the Shares both for the preceding calendar quarter and calendar year 1994, and (vi) the historical financial performance of the Company and its financial results. SNI AG has reviewed the factors considered by the Board in support of their decision, as described in the Schedule 14D-9 and above, and had no basis to question their consideration of or reliance on those factors. In reaching its conclusions, SNI AG also considered generally the current and historical market prices for the Shares.

  SNI AG did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

5. ANALYSIS OF GOLDMAN SACHS AS FINANCIAL ADVISORS TO SNI AG

  SNI AG retained Goldman Sachs as its exclusive financial advisors in connection with the Offer and the Merger. Goldman Sachs were requested to review data relating to the Company which was supplied by SNI AG, as well as published financial and market information, and to advise SNI AG with respect to certain means of valuation of the Company. Goldman Sachs were not requested to provide any opinion as to the fairness of the Offer to SNI AG or the stockholders of the Company or to perform any independent examination or investigation of the Company's business or assets. Accordingly, Goldman Sachs did not attempt to verify the accuracy or completeness of any of the information supplied by SNI AG or obtained through other sources, nor did Goldman Sachs, prior to the delivery of the Goldman Sachs Report (as defined below), conduct any discussion with, or obtain any information from, any officers or employees of the Company in connection with their advice to SNI AG.

  At a meeting between representatives of Goldman Sachs, SNI AG and its counsel on January 3, 1995 (the "January 3 Meeting"), Goldman Sachs delivered their evaluation of the Company (the "Goldman Sachs Report"), a summary of which is set forth below. Based on such evaluation, Goldman Sachs advised SNI AG that assuming the accuracy and completeness of the information supplied by SNI AG and publicly available information concerning the Company, it was the view of Goldman Sachs that the value of the Company in the acquisition market was approximately $13.00 to $15.00 per Share. The range of value for the Company was derived by applying methodologies and assumptions which Goldman Sachs believed measured the value of the Company under then current market conditions.

  In arriving at their evaluation, Goldman Sachs reviewed, among other things:
Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended September 30, 1994; certain interim reports to shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its shareholders; and certain financial analyses and forecasts for the Company separately prepared by the management of each of SNI AG and the Company. The only difference between the financial analyses and forecasts provided by the Company which were used by Smith Barney and those used by Goldman Sachs was that those used by Smith Barney included the actual results for the first quarter of the 1995 fiscal year and those used by Goldman Sachs contained the estimated results for such quarter, because the actual results were not yet available when Goldman Sachs performed its evaluation. On January 17, 1995, the Company provided the actual results for the first quarter of the 1995 fiscal year to Goldman Sachs. The difference between the estimated and actual results for the first quarter of the 1995 fiscal year did not materially affect Goldman Sachs' evaluation of the Company presented at the January 3 Meeting. The financial analyses and forecasts prepared by the management of SNI AG were derived from those provided by the Company but reflected reduced growth rates in sales of the Company's products based on a study of growth rates for products in that category obtained by SNI AG from independent sources. SNI AG also provided Goldman Sachs with information describing the synergies that SNI AG believed to be attainable upon consummation of the Offer and the Merger. Goldman Sachs also collected and summarized reports published during 1994 by various analysts who followed the Company and made recommendations with respect to holding its Shares. In addition, Goldman Sachs reviewed the reported price and trading activity for the Shares, compared certain financial and market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as Goldman Sachs considered appropriate.

  The financial and comparative analyses Goldman Sachs performed in connection with their evaluation of the Company and the preparation of the Goldman Sachs Report included: (i) analyses of selected comparable publicly-traded companies;
(ii) comparable transaction analyses; and (iii) a future value analysis. Goldman Sachs did not consider or conduct a liquidation analysis of the Company. Though Goldman Sachs did not have the opportunity to perform the due diligence necessary to conduct such a liquidation analysis, it is the view of Goldman Sachs that the analyses described below provide a more accurate measure of the value of the Company in the acquisition market.

  Valuation Summary of Selected Publicly-Traded Companies. Goldman Sachs reviewed certain financial and stock market information of the Company and selected publicly traded companies engaged in the computer hardware industry. Such companies included: Auspex Systems, Concurrent Computer, Data General and Encore Computer (the "RISC Companies"); and Sequent Computer Systems, Stratus Computer and Tandem Computers (the "OLTP Companies", and together with the RISC Companies, the "Selected Companies"). Although the Selected Companies were comparable to the Company based on certain characteristics of their businesses, none of these companies possessed characteristics identical to those of the Company. Goldman Sachs examined and compared various valuation methods and calculated various financial multiples and ratios for the Company and the Selected Companies based on publicly available information. The multiples and ratios for the Company were calculated using a price of $13.00 per Share, which was the closing price of the Shares on December 30, 1994, the last trading day prior to the January 3 Meeting. The multiples and ratios for each of the Selected Companies were based on the most recent publicly available information as of December 30, 1994.

  The multiples were as follows: (i) the ratio of price to 1995 earnings estimates (which ratio was based on analysts' estimates)--20.6x for the Company, which compared to a median of 12.2x for the RISC Companies and a median of 11.7x for the OLTP Companies; (ii) market capitalization as a percentage of latest quarter annualized sales--.79x for the Company, which compared to a median of .93x for the RISC Companies and 1.18x for the OLTP Companies; and (iii) the ratio of market capitalization to latest quarter annualized EBITDA--10.0x for the Company, which compared to a median of 6.5x for the RISC Companies and 5.1x for the OLTP Companies.

  Comparable Transaction Analyses. Goldman Sachs reviewed and compared the prices paid in selected merger and acquisition transactions in the computer hardware industry (the "Selected Transactions") and a range of possible prices which might be paid by SNI AG. Goldman Sachs calculated the aggregate consideration and various financial multiples from available actual and estimated information for each such Selected Transaction. The aggregate consideration for the Selected Transactions ranged from $92 million to $7,277 million. The financial multiples, in each case (other than the market premium multiple) based on the sum of the consideration paid for the equity of the acquired company plus the amount of net debt assumed in the transaction ("Aggregate Consideration"), were as follows: (i) the ratio of Aggregate Consideration to sales for the latest twelve months prior to the announcement of each of the Selected Transactions which ranged from a high of 2.84x to a low of .16x, with a median of .98x, which compares to a ratio of 1.1x based on the terms of the Offer and the Merger; (ii) the ratio of Aggregate Consideration to EBITDA for the latest twelve months for Selected Transactions ranged from a high of 23.7x to a low of 3.6x with a median of 7.8x, which compares to a ratio of 26.0x based on the terms of the Offer and the Merger; (iii) the ratio of Aggregate Consideration to the latest 12 months net income for the Selected Transactions which ranged from a high of 58.2x to a low of 6.7x with a median of 24.4x, which ratio does not lend itself to comparison to a ratio based on the terms of the Offer and the Merger because net income for the Company in the 1994 fiscal year was negative; and (iv) the market premium for the Selected Transactions ranged from a high of 129% to a low of 5.7% with a median of 42%, which compares to a market premium of 23.1% based on the terms of the Offer and the Merger.

  Future Value Analysis. Goldman Sachs performed a future value analysis based upon (a) estimates of financial performance provided to Goldman Sachs by SNI AG based upon certain financial projections of the Company which, using discount rates that ranged from 10% to 16% with terminal values of the Company's fiscal 1997 net income that ranged from 10x to 16x, resulted in implied per

Share values ranging from $12.70 to $21.38 and (b) certain independent research analysts' estimates of future financial performance which were publicly available which, using discount rates that ranged from 10% to 16% with terminal values of the Company's fiscal 1997 net income that ranged from 10x to 16x, resulted in implied per share values ranging from $8.71 to $15.17.

  Other Analyses. Goldman Sachs prepared a financial analysis of the proposed acquisition of the Company by SNI AG and Purchaser and calculated the aggregate consideration and various financial multiples based upon cash consideration per Share prices ranging from $10.00 to $26.00. Goldman Sachs determined which companies were most likely to be potential purchasers of the Company. This determination was not based upon any indication by any such potential purchaser that it was interested in a transaction with the Company, but rather reflected Goldman Sachs' and SNI AG's view that such potential purchasers operated businesses which were similar or complementary to the Company's and had the capability to finance an acquisition of the Company. With respect to selected potential purchasers, Goldman Sachs prepared a pro forma analysis of the financial impact of an acquisition of the Company on such selected potential purchasers, assuming purchase prices of $15 and $20 a Share and assuming financing (i) entirely by debt, (ii) 50% by debt and 50% by the issuance of common stock and (iii) entirely by the issuance of common stock and assuming pooling of interests accounting treatment.

  Goldman Sachs are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services in connection with the acquisition of the Company. Siemens Corporation ("Siemens"), a Delaware corporation and an indirect wholly owned subsidiary of Siemens AG, has paid Goldman Sachs a fee of $250,000, has agreed to pay an additional fee of $250,000 upon the signing of the Merger Agreement and has agreed to pay an additional transaction fee of $1,250,000 when the Offer and the Merger are consummated. Siemens has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by Goldman Sachs, including the reasonable fees and expenses of legal counsel, and to indemnify Goldman Sachs against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws.

  Goldman Sachs is an internationally recognized investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated primary and secondary underwritings, private placements and valuations for corporate and other purposes. SNI AG selected Goldman Sachs as its financial advisor based upon Goldman Sachs' familiarity with the industry in which the Company operates and its experience, ability and reputation with respect to mergers and acquisitions.

  A copy of the Goldman Sachs Report has been filed as Exhibit (b)(3) to the Statement on Schedule 13E-3 filed by SNI AG, Purchaser, Siemens AG and the Company and is incorporated herein by reference. Copies of the Goldman Sachs Report are available for inspection and copying at the principal executive offices of SNI AG during regular business hours by any stockholder of the Company, or a stockholder's representative who has been so designated in writing.

6. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONSOF SNI AG FOR THE OFFER AND THE MERGER

  The purpose of the Offer and the Merger is for Siemens AG indirectly to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Siemens AG indirectly to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger the Company will become an indirect wholly owned subsidiary of Siemens AG. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Purchaser and to provide stockholders with cash for all their Shares.

  SNI AG and the Company believe that the businesses of the Company are complementary to SNI AG's businesses and that aligning or integrating certain of the Company's operations with those of SNI AG will result in a number of benefits, including economies of scale in purchasing and manufacturing, pooling of research and development resources and expansion of the sales of each Company's products in the global markets by accessing each other's distribution channels, particularly through increased sales of the Company's products in Europe and of SNI AG's products in the United States. SNI AG and the Company considered attempting to achieve such an alignment or integration through an expansion of the parties' commercial relationship without increasing SNI AG's ownership of Shares and through such an expansion of the commercial relationship coupled with some increase in SNI AG's ownership of Shares. SNI AG and the Company concluded, however, that these approaches would not enable SNI AG and the Company to take full advantage of market opportunities and to achieve the desired operating benefits. After the Companies considered these approaches, they determined it would be extremely difficult to achieve these synergies unless the two business organizations were under common control. The companies each concluded that, without such common control, achieving such purchasing and manufacturing economies of scale and research and development and sales synergies would likely result in conflicts of interest that they would be unable to resolve. Consequently, following joint studies and discussions, SNI AG and the Company concluded that an acquisition by SNI AG of the entire equity interest in the Company constituted the only feasible means to achieve such operating benefits. SNI AG and the Company chose to undertake the transaction at this time because the businesses in which SNI AG and the Company operate are subject to rapid change and SNI AG and the Company wished to seize commercial opportunities that might no longer be available at a later time.

7. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER;CERTAIN EFFECTS OF THE OFFER AND THE MERGER

  Pursuant to the Merger Agreement, upon completion of the Offer, SNI AG intends to effect the Merger in accordance with the terms of the Merger Agreement. See Section 10 of the Offer to Purchase.

  The management of SNI AG has begun, and intends to continue, a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable in order best to organize and integrate the activities of the Company into those of SNI AG. As more fully described in Item 3 of the
Schedule 14D-9, at the request of SNI AG, John S. Chen, President and Chief Operating Officer of the Company, has entered into a Management Retention Agreement (the "Chen Agreement") with the Company, commencing upon the effectiveness of the Merger and terminating five years later. Terms of the Chen Agreement include Mr. Chen serving as Chief Executive Officer of the Company and as a member of the Board. In addition, as more fully described in
Item 3 of the Schedule 14D-9, discussions have taken place regarding a senior management position for Mr. Lussier, Chief Executive Officer and Chairman of the Board of the Company, within the Siemens group of companies. Except as noted above, following the Offer and the Merger, SNI AG intends that the Company's current management, under the direction of the Company's Board of Directors as it will be constituted following the Merger, will continue to manage the Company as an ongoing business in the same general manner as it is now being conducted. However, SNI AG expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments or that would be desirable to permit SNI AG more effectively to manage the Company and function more efficiently as an integrated worldwide enterprise. Except as otherwise disclosed in this Supplement or the Offer to Purchase, SNI AG has no present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material changes in the Company's present dividend policy, corporate structure or business, the composition of its management or personnel or its indebtedness or capitalization.

  At September 30, 1994, Pyramid's book value per Share was $8.74. At December 31, 1994, Pyramid's book value per Share was $8.80. If the Merger is consummated, the interest of SNI AG in the Company's net book value and net income will become 100% and SNI AG and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, SNI AG will also bear the risk of any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Surviving Corporation will become a privately held corporation. Accordingly, stockholders will not have the opportunity to participate in the earnings and growth of the Surviving Corporation after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of decline in the value of the Company after the Merger.

  Purchaser intends, and is required under the Merger Agreement, to vote all of its Shares, whether currently owned by SNI AG and transferred to Purchaser immediately after consummation of the Offer or acquired pursuant to the Offer, in favor of the Merger.

8. RIGHTS OF STOCKHOLDERS IN THE MERGER

  Holders of Shares will not have appraisal rights as a result of the Offer. If the Merger is consummated, however, holders of Shares at that time would have the right to appraisal of their Shares in accordance with Section 262 of Delaware Law ("Section 262"), the provisions of which are set forth in Annex A hereto. Such appraisal rights, if the statutory procedures are complied with, would result in a judicial determination of the "fair value" of the Shares owned by such holders. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. The value so determined for Shares could be more or less than the value of the consideration per Share to be paid pursuant to the Offer or the Merger, and payment of such consideration would take place subsequent to payment pursuant to the Offer.

  In addition, several recent decisions by the Delaware courts have held that a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders to ensure that the merger is fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court indicated in Weinberger
v. UOP, Inc. that ordinarily the remedy available to stockholders in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above. SNI AG believes that it does not have the ability to control the Company.

9. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

  In considering the recommendation of the Company's Board with respect to the Offer and the Merger and the fairness of the consideration to be paid pursuant to the Offer and the Merger, stockholders should be aware that certain officers and directors of the Company have interests in the Offer and the Merger which are described below and in the recommendation of the Board contained in this Supplement and in the Schedule 14D-9 which may present them with certain potential conflicts of interest.

  Employment Arrangements. As more fully described in Item 3 of the Schedule 14D-9, at the request of SNI AG, John S. Chen, President and Chief Operating Officer of the Company, has entered into a Management Retention Agreement (the "Chen Agreement") with the Company, commencing upon the effectiveness of the Merger and terminating five years later. Terms of the Chen Agreement include Mr. Chen serving as Chief Executive Officer of the Company and as a member of the Board. In addition, as more fully described in Item 3 of the Schedule 14D-9, discussions have taken place regarding a senior management position for Mr. Lussier, Chief Executive Officer and Chairman of the Board of the Company, within the Siemens group of companies.

  Stock and Stock Option Ownership. SNI AG currently owns 2,717,743 Shares, representing approximately 17.37% of the Shares. As more fully described in
Section 8 of the Offer to Purchase, SNI AG also owns a warrant (the "Warrant") to purchase up to 1,330,000 Shares. However, SNI AG does not currently intend to exercise the Warrant in connection with the Offer or the Merger. Richard H. Lussier, Chairman and Chief Executive Officer of the Company, holds currently exercisable options to acquire 205,552 Shares. John S. Chen, President and Chief Operating Officer and a director of the Company, holds currently exercisable options to acquire 142,857 Shares. Paul J. Chiapparone, a director of the Company, holds currently exercisable options to acquire 5,000 Shares. Donald E. Guinn, a director of the Company, holds currently exercisable options to acquire 42,750 Shares. Jack L. Hancock, a director of the Company, holds currently exercisable options to acquire 5,000 Shares. Clarence W. Spangle, a director of the Company, holds currently exercisable options to acquire 23,750 Shares. George D. Wells, a director of the Company, holds currently exercisable options to acquire 17,250 Shares. Mitchell Mandich, a Senior Vice President of the Company, holds currently exercisable options to acquire 40,464 Shares. Edward W. Scott, Jr., an Executive Vice President of the Company, holds currently exercisable options to acquire 43,100 Shares. Allan D. Smirni, Vice President and General Counsel of the Company, holds currently exercisable options to acquire 37,033 Shares. Dr. Rudolf Bodo, a director of the Company and SNI AG's designee on the Board, does not own any Shares and holds no options to acquire Shares.

  As of January 27, 1995, the members of the Company's Board beneficially owned an aggregate of 634,947 Shares, representing approximately 4.06% of the outstanding Shares, assuming the full exercise of the options held by such persons. Mr. Lussier is the beneficial owner of 1.33% of the Shares. No other individual director or executive officer owns more than 1% of the Shares.

                 CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

  Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, unless SNI AG shall otherwise agree in writing, neither the Company nor any subsidiary of the Company will declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock. Moreover, pursuant to a Revolving Credit Loan Agreement with Comerica Bank - California effective as of October 1, 1994, the Company is not permitted to pay cash dividends. This Credit Agreement expires on December 31, 1995.

  On February 3, 1995, Purchaser was informed by the Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the purchase of Shares pursuant to the Offer had been granted. Accordingly, the condition to the Offer requiring the expiration or termination of any applicable waiting period under the HSR Act prior to expiration of the Offer has been satisfied. In addition, on February 13, 1995, the Company received a letter from the New Jersey Department of Environmental Protection stating that the Industrial Site Recovery Act ("ISRA") is not applicable to the Company's New Jersey facilities. Accordingly, the condition to Purchaser's obligation to purchase any Shares tendered in the Offer relating to ISRA set forth in the second paragraph of Annex A of the Merger Agreement has been satisfied. The Offer remains subject to the other conditions set forth in Section 14 of the Offer to Purchase.

                               FEES AND EXPENSES

  The following is an estimate of expenses to be incurred in connection with the Offer and the Merger. The Merger Agreement provides that all costs and expenses incurred in connection with the Offer and the Merger will be paid by the party incurring such costs and expenses, whether or not the Offer or the Merger is consummated.

  EXPENSES TO BE PAID BY PURCHASER AND ITS AFFILIATES:

      Financial Advisory and Dealer Manager Fees.................... $1,750,000
      Legal Fees....................................................    350,000
      Printing and Mailing..........................................    150,000
      Advertising...................................................     70,000
      Filing Fee....................................................     53,000
      Depositary Fees...............................................     10,000
      Information Agent Fees........................................     10,000
                                                                     ----------
        Total....................................................... $2,393,000
                                                                     ==========

  EXPENSES TO BE PAID BY THE COMPANY:

      Investment Banking Fees and Expenses.......................... $2,200,000
      Legal Fees and Expenses.......................................    350,000
      Printing and Mailing..........................................     85,000
      Accounting Fees...............................................     10,000
      Miscellaneous.................................................     55,000
                                                                     ----------
        Total....................................................... $2,700,000
                                                                     ==========

                                 MISCELLANEOUS

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Siemens AG, SNI AG and Purchaser have filed with the Commission the Schedule 14D-1 with respect to the Offer and certain amendments thereto, and may file further amendments thereto. Pursuant to Rule 14d-9 promulgated under the Exchange Act, the Company has filed with the Commission the Schedule 14D-9 with respect to the Offer, and may file amendments thereto. Siemens AG, SNI AG, Purchaser and the Company have filed a statement on Schedule 13E-3 with respect to the Offer and may file amendments to the Schedule 13E-3. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 of the Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                    SIEMENS NIXDORF MID-RANGE ACQUISITION CORP.

February 15, 1995

                                                                        ANNEX A

SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS AND TEXT OF SECTION 262 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE

  Summary of Stockholder Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevent factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration (as defined in the Offer to Purchase).

                        GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE

(S)262. APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of a stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing of such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '94, effective 7-1-94.)

                                                                         ANNEX B

DOCUMENT:                                                                 PAGE:
- ---------                                                                 -----

Audited Consolidated Financial Statements (and Related Notes) for Pyramid
 Technology Corporation for the Fiscal Years ended September 30, 1993 and
 September 30, 1994......................................................  B-2


Unaudited Consolidated Financial Statements (and Related Notes) for
 Pyramid Technology Corporation for the First Quarter of the Fiscal Year
 ending September 30, 1995............................................... B-18

 AUDITED FINANCIAL STATEMENTS FOR PYRAMID TECHNOLOGY CORPORATION FOR THE FISCAL
             YEARS ENDED SEPTEMBER 30, 1993 AND SEPTEMBER 30, 1994

                         PYRAMID TECHNOLOGY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                            YEAR ENDED SEPTEMBER 30,
                                    -------------------------------------------
                                        1994           1993           1992
                                    -------------  -------------  -------------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Product revenues................  $     152,590  $     174,364  $     138,916
  Service revenues................         65,925         59,334         53,310
                                    -------------  -------------  -------------
                                          218,515        233,698        192,226
Cost of Sales:
  Cost of products sold...........         87,708         86,828         78,743
  Cost of services................         50,875         45,293         44,786
                                    -------------  -------------  -------------
                                          138,583        132,121        123,529
Gross profit......................         79,932        101,577         68,697
Operating expenses:
  Research and development........         25,488         27,831         28,371
  Sales, marketing, general and
   administrative.................         73,744         64,411         64,741
  Restructuring...................            --             --          41,180
  Legal settlement................            --             --             900
                                    -------------  -------------  -------------
    Total operating expenses......         99,232         92,242        135,192
                                    -------------  -------------  -------------
Operating income (loss)...........        (19,300)         9,335        (66,495)
Interest income...................            655            781            826
Interest expense..................           (704)          (523)          (967)
Loss on investment in joint ven-
 ture.............................           (129)           --             --
                                    -------------  -------------  -------------
Income (loss) before income taxes.        (19,478)         9,593        (66,636)
Provision (benefit) for income
 taxes............................          2,935            959         (6,929)
                                    -------------  -------------  -------------
Net income (loss).................  $     (22,413) $       8,634  $     (59,707)
                                    =============  =============  =============
Net income (loss) per share.......  $       (1.66) $        0.67  $       (4.99)
                                    =============  =============  =============
Shares used in computing net in-
 come (loss) per share............         13,467         12,890         11,962
                                    =============  =============  =============


   The accompanying notes are an integral part of these financial statements.

                         PYRAMID TECHNOLOGY CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                         SEPTEMBER 30,
                                                  ----------------------------
                                                      1994           1993
                                                  -------------  -------------
                                                   (IN THOUSANDS, EXCEPT PAR
                                                  VALUE AND NUMBER OF SHARES)
                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................... $      21,558  $      31,358
  Short-term investments.........................        20,651            --
  Accounts receivable, net of allowance for
   doubtful accounts of $1,660 in 1994 and $2,020
   in 1993.......................................        49,310         51,392
  Inventories....................................        25,840         35,712
  Prepaid expenses and deposits..................        15,270         11,873
                                                  -------------  -------------
    Total current assets.........................       132,629        130,335
Property and equipment, at cost:
  Machinery and equipment........................        85,825         79,675
  Furniture and fixtures.........................         6,546          5,674
  Leasehold improvements.........................         9,627          9,924
                                                  -------------  -------------
                                                        101,998         95,273
Less accumulated depreciation and amortization...        74,386         60,686
                                                  -------------  -------------
                                                         27,612         34,587
Capitalized software development costs...........        18,381         15,959
Service spare parts and other assets.............        12,091         10,777
                                                  -------------  -------------
                                                  $     190,713  $     191,658
                                                  =============  =============
      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable............................... $      16,398  $      20,312
  Accrued payroll and related liabilities........         4,493          7,043
  Accrued commissions............................         2,424          2,419
  Deferred revenue...............................         8,272          7,197
  Other accrued liabilities......................        10,932          8,764
  Restructuring accruals.........................         3,075          4,464
  Income taxes payable...........................         3,678          1,561
  Current portion of long-term debt..............         1,440          1,795
                                                  -------------  -------------
    Total current liabilities....................        50,712         53,555
Noncurrent portion of long-term debt.............         1,563            487
Deferred income taxes payable....................         2,400            --
Commitments
SHAREHOLDERS' EQUITY:
  Common stock--$.01 par value; 30,000,000 shares
   authorized, 15,567,000 issued and outstanding
   in 1994 and 13,177,000 in 1993................           156            132
  Additional paid-in capital.....................       174,652        155,078
  Accumulated deficit............................       (37,927)       (15,514)
  Accumulated translation adjustment.............          (843)        (2,080)
                                                  -------------  -------------
    Total shareholders equity....................       136,038        137,616
                                                  -------------  -------------
                                                  $     190,713  $     191,658
                                                  =============  =============

   The accompanying notes are an integral part of these financial statements.

                         PYRAMID TECHNOLOGY CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                          COMMON STOCK  ADDITIONAL RETAINED   ACCUMULATED     TOTAL
                          -------------  PAID-IN   EARNINGS   TRANSLATION SHAREHOLDERS'
                          SHARES AMOUNT  CAPITAL   (DEFICIT)  ADJUSTMENT     EQUITY
                          ------ ------ ---------- ---------  ----------- -------------
                                                 (IN THOUSANDS)
Balance at September 30,
 1991...................  11,807  $118   $138,149  $ 35,559     $   993     $174,819
Stock options exercised.     119     1        972       --          --           973
Sales under employee
 stock purchase plan....     221     2      2,051       --          --         2,053
Compensation related to
 stock option grants....     --    --          45       --          --            45
Net loss................     --    --         --    (59,707)        --       (59,707)
Foreign currency
 translation adjustment.     --    --         --        --         (641)        (641)
Tax benefit of stock
 options exercised......     --    --         187       --          --           187
                          ------  ----   --------  --------     -------     --------
Balance at September 30,
 1992...................  12,147   121    141,404   (24,148)        352      117,729
Stock options exercised.     837     9      9,794       --          --         9,803
Sales under employee
 stock purchase plan....     193     2      1,922       --          --         1,924
Compensation related to
 stock option grants....     --    --          45       --          --            45
Net income..............     --    --         --      8,634         --         8,634
Foreign currency
 translation adjustment.     --    --         --        --       (2,432)      (2,432)
Tax benefit of stock
 options exercised......     --    --       1,913       --          --         1,913
                          ------  ----   --------  --------     -------     --------
Balance at September 30,
 1993...................  13,177   132    155,078   (15,514)     (2,080)     137,616
Stock options exercised.      90     1        745       --          --           746
Sales under employee
 stock purchase plan....     300     3      2,079       --          --         2,082
Issuance of common
 shares to Siemens
 Nixdorf, net of
 issuance costs.........   2,000    20     16,735       --          --        16,755
Compensation related to
 stock option grants....     --    --          15       --          --            15
Net loss................     --    --         --    (22,413)        --       (22,413)
Foreign currency
 translation adjustment.     --    --         --        --        1,237        1,237
                          ------  ----   --------  --------     -------     --------
Balance at September 30,
 1994...................  15,567  $156   $174,652  $(37,927)    $  (843)    $136,038
                          ======  ====   ========  ========     =======     ========

   The accompanying notes are an integral part of these financial statements.

                         PYRAMID TECHNOLOGY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    YEAR ENDED SEPTEMBER 30,
                                                    ---------------------------
                                                      1994     1993      1992
                                                    --------  -------  --------
                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $(22,413) $ 8,634  $(59,707)
  Adjustments to reconcile net income (loss) to
   net cash from operating activities:
    Depreciation and amortization.................    28,455   29,961    31,118
    Non-cash portion of restructuring charges.....       --       --     18,826
    Compensation related to option grants.........        15       45        45
    Changes in:
      Accounts receivable, net....................     2,082  (14,729)   16,605
      Inventories.................................     9,872   (5,143)      743
      Prepaid expenses and deposits and income tax
       receivable.................................    (3,397)     500    (2,497)
      Accounts payable, accrued liabilities, and
       other......................................     1,085   (2,839)   10,945
                                                    --------  -------  --------
  Net cash provided by operating activities.......    15,699   16,429    16,078
                                                    --------  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of short-term investments..............   (20,651)     --        --
  Investment in property and equipment............   (11,970)  13,722)  (16,848)
  Increase in capitalized software development
   costs..........................................    (9,223)  (8,695)   (6,051)
  Decrease (increase) in other assets.............    (3,885)     870       354
                                                    --------  -------  --------
  Net cash used for investing activities..........   (45,729) (21,547)  (22,545)
                                                    --------  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt............    (2,503)  (1,709)   (1,690)
  Borrowings under loan agreement.................     3,150      --        --
  Issuance of common stock........................    19,583   11,727     3,026
                                                    --------  -------  --------
  Net cash provided by financing activities.......    20,230   10,018     1,336
                                                    --------  -------  --------
Increase (decrease) in cash and cash equivalents..    (9,800)   4,900    (5,131)
Cash and cash equivalents, at beginning of year...    31,358   26,458    31,589
                                                    --------  -------  --------
Cash and cash equivalents, at end of year.........  $ 21,558  $31,358  $ 26,458
                                                    ========  =======  ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
  Tax benefit from exercise of stock options......  $     --  $ 1,913  $    187
  Acquisition of equipment under capital lease ob-
   ligations......................................        73      246     1,360
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest..........................       704      523       967
  Cash paid (received) for income taxes...........  $    374  $(4,967) $    907
                                                    --------  -------  --------

   The accompanying notes are an integral part of these financial statements.

                        PYRAMID TECHNOLOGY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  Principles of Consolidation The consolidated financial statements include the accounts of Pyramid Technology Corporation (the "Company") and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year information has been reclassified to conform to the current year presentation.

  Revenue Recognition The Company generally recognizes revenue at the time of shipment and provides for the estimated cost to repair or replace products under warranty provisions in effect at the time of sale. Deferred revenue on maintenance contracts is recognized ratably over the contract period.

  Income Taxes Effective for the fiscal year ended September 30, 1994, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." In accordance with this statement, deferred income taxes are provided for temporary differences between financial statement income and income for tax purposes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Adoption of this statement did not have a material effect on the Company's consolidated financial statements. During fiscal 1993 and 1992, the Company accounted for income taxes pursuant to Statement of Financial Accounting Standard No. 96, "Accounting for Income Taxes."

  Net Income (Loss) Per Share Net income (loss) per share is computed based on the weighted average number of common and common equivalent shares outstanding during the period. Equivalent shares are calculated using the treasury stock method or the modified treasury stock method (whichever applies) and consist of outstanding stock options that have a dilutive effect on income per share. During fiscal 1994 and 1992, no common stock equivalents were included in the computation of loss per share as their effect would have been antidilutive.

  Cash and Cash Equivalents The Company classifies certain investments as cash equivalents if the original maturity from the date of acquisition of such investments is three months or less. These investments are carried in the balance sheet at cost, which approximates fair value. The effect of foreign currency exchange rate fluctuations on cash flows has not been material.

  Short-Term Investments Short-term investments consist of commercial paper with original maturities from the date of acquisition greater than three months and less than twelve months. These investments are carried at cost which approximates fair value due to the short period of time to maturity.

  Accounting for Certain Investments in Debt and Equity Securities Effective September 30, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in marketable equity securities that have readily determinable fair values and for all investments in debt securities. These securities are required to be classified at the time of purchase and re-evaluated at each reporting date as either (1) held-to-maturity, (2) trading, or (3) available-for-sale.

  The Company classifies its investment in commercial paper and money market funds ($15,889,000 in cash equivalents and $20,651,000 in short-term investments) as held-to-maturity given the Company's positive intent and ability to hold the securities to maturity. In accordance with the statement, held-to-maturity securities are carried at amortized cost, therefore, there was no impact of adopting the statement on current period operations or shareholders equity.

                        PYRAMID TECHNOLOGY CORPORATION

  Inventories Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                                                   YEAR ENDED
                                                                  SEPTEMBER 30,
                                                                 ---------------
                                                                  1994    1993
                                                                 ------- -------
                                                                 (IN THOUSANDS)
      Raw materials............................................. $10,617 $12,236
      Work in process...........................................   8,320  14,517
      Finished goods............................................   6,903   8,959
                                                                 ------- -------
                                                                 $25,840 $35,712
                                                                 ======= =======

  Property and Equipment Property and equipment, including assets held under capital leases, are stated at cost. Depreciation and amortization are computed using the straight-line method. Useful lives of three to five years are used for machinery and equipment and furniture and fixtures; leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. Maintenance and repairs are expensed as incurred.

  Capitalized Software Development Costs The Company capitalizes software development costs as the resulting products become "technologically feasible." Amortization of capitalized software development costs begins when the products are available for general release to customers, and is computed on a product-by-product basis as the greater of: (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product; or (b) the straight-line method over a period not to exceed three years. Amortization expense for fiscal 1994, 1993, and 1992 was $6,802,000, $7,323,000, and $6,069,000, respectively.

  Service Spare Parts and Other Assets Net service spare parts at September 30, 1994 and 1993 were $10,677,000 and $8,821,000, respectively (with related accumulated amortization of $11,032,000 and $10,122,000, respectively). Amortization for service spare parts is provided using the straight-line method over five years. Purchased technology and the excess of the cost over the fair value of the net assets of acquired businesses, which are included in other assets, are amortized on a straight-line basis over a period of seven years. Amortization expense of $635,000, $635,000, and $724,000 was recorded in fiscal 1994, 1993, and 1992, respectively.

  Prepaid Royalties The Company has entered into several agreements for the purpose of further enhancing the Company's competitive position in offering relational database management and other applications software. Under these agreements, the Company has made commitments, some of which were prepaid, to provide minimum amounts of license royalties to the licensor. As software packages are sold with the Company's systems or into the Company's existing customer base, the Company will receive credit towards the minimum license royalty commitments. Amortization of prepaid royalties is computed as the greater of (a) the royalty per unit as the products are shipped; or (b) on a straight-line basis over the lesser of the term of the agreement or three years starting when the products are available for general release to customers. Net prepaid royalties at September 30, 1994 and 1993 were $1,915,000 and $1,377,000, respectively. As of September 30, 1994, the remaining minimum license royalty payment commitments amounted to $150,000.

  Joint Venture During the third quarter of fiscal 1994, a partnership agreement between Pyramid Technology Australia PTY, Ltd., a wholly owned subsidiary of the Company, and Fujitsu Australia Limited was signed. Pyramid Data Centre Systems, the new joint venture created by the agreement, began operations on July 2, 1994. The new venture will market Pyramid's Nile Series of scalable

                        PYRAMID TECHNOLOGY CORPORATION
enterprise servers along with complementary Fujitsu and ICL hardware and mainframe connectivity software. Pyramid Data Centre Systems' focus will be the high-end commercial data center computing market, with emphasis on major Australian corporations that are downsizing their mainframe operations. Pyramid's share of the joint venture is 49% and is being accounted for using the equity method.

  Restructuring During fiscal 1992, the Company recorded restructuring costs totaling $41,180,000 in connection with two restructuring programs designed to reduce costs and improve operating efficiencies. These restructuring plans reflect a realignment of corporate infrastructure, downsizing or discounting less profitable business units, and a more focused research and development effort. The cost reductions included a consolidation of facilities, a write-off of nonproductive assets, and a reduction in workforce. At September 30, 1994, $3,075,000 remained accrued for excess facilities in Mountain View, California and the United Kingdom which will be used to offset excess facility costs over the next two to four years.

  Concentration of Credit Risk Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company sells its products to customers in diversified industries primarily in North America, Europe, and Asia-Pacific. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses were not material during the three years reported.

  The Company invests its excess cash in deposits with major banks, in money market funds, and in commercial paper of companies with strong credit ratings and in diversified industries. Generally, the investments mature within 120 days and, therefore, are subject to little risk. The Company has not experienced losses related to these investments.

  Foreign Exchange Contracts In order to reduce the impact of currency fluctuations on intercompany balances, the Company enters into foreign currency forward exchange contracts, which require the Company to exchange foreign currencies for U.S. dollars at rates agreed to at the inception of the contracts. The contracts generally have maturities that do not exceed one month. The objective of these contracts is to neutralize the impact of foreign currency exchange rate movements on the Company's operating results. These contracts do not subject the Company to significant market risk from exchange rate movements because the contracts offset gains and losses on the balances being hedged. At September 30, 1994, the Company had foreign exchange contracts outstanding to sell the equivalent of $1,779,000, which approximates fair value, in Japanese and Swedish currencies, and to buy the equivalent of $6,883,000, which approximates fair value, in Australian, British, and German currencies.

  Foreign Currency Translation Substantially all assets and liabilities of the Companys foreign operations are translated into United States dollars at exchange rates prevailing at the fiscal year-end. The resulting translation adjustments are recorded as cumulative translation adjustments to shareholders equity. Revenues and expenses for the year are translated at the average exchange rates in effect during the year. Foreign currency exchange gains or losses were not material during the three years reported.

  Related Party Transactions During the second quarter of fiscal 1994, a senior executive of a major customer and vendor of the Company was elected to the Company's Board of Directors. The related party accounted for approximately 4%, 2%, and 1% of the Company's revenue during fiscal 1994, 1993,

                        PYRAMID TECHNOLOGY CORPORATION
and 1992, respectively. Additionally, the Company has contracted with the related party to perform consulting services ranging from a minimum of $6,000,000 to $7,000,000 per year over the next eight years.

  During the third quarter of fiscal 1994, the Company made a sale to a customer which accounted for less than 1% of the Company's fiscal 1994 revenues, and also purchased $900,000 of prepaid software licenses from the customer. The Company's chairman of the board is a member of the customers board of directors.

  During the fourth quarter of fiscal 1994, Pyramid and Siemens Nixdorf announced an expansion of their cooperative agreement for high-end UNIX systems by entering into a new software and hardware licensing agreement and amending its existing OEM agreement. Siemens Nixdorf licensed Pyramid's enhancement of the UNIX operating system for massively parallel processing
(MPP) and received the right to purchase the related MPP hardware product, internally known as MESHine, under the OEM agreement. In addition, Siemens Nixdorf paid $17,250,000 for 2,000,000 shares of Common Stock and a warrant to purchase an additional 1,330,000 shares at $10.00 per share. The warrant expires on September 30, 1995. Siemens Nixdorf's ownership in Pyramid increased to approximately 18% with the initial purchase of shares and would increase to approximately 24% if the warrant is exercised. A senior executive of Siemens Nixdorf was also elected to the Company's Board of Directors. Siemens Nixdorf accounted for approximately 5%, 6%, and 8% of the Company's revenue during fiscal 1994, 1993, and 1992, respectively. At September 30, 1994, Siemens Nixdorf owed the Company approximately $6,000,000 for the purchase of products.

COMMITMENTS

  Leasing Arrangements The Company leases its corporate headquarters, manufacturing facilities, and sales offices under noncancelable operating lease agreements which expire at various dates through 2014. Rental expense under operating leases, including month to month facilities and equipment rentals was approximately $11,763,000, $12,501,000, and $12,112,000 in 1994,
1993, and 1992, respectively. In connection with the fiscal 1992 restructurings, which included a consolidation of facilities, the Company subleases certain of its facilities under noncancelable subleases. The minimum future rentals to be received under these subleases are $951,000, $949,000, and $647,000 in fiscal 1995, 1996, and 1997, respectively.

  The Company has entered into capital lease agreements for certain machinery and equipment which are accounted for as the acquisition of an asset and incurrence of a liability. Assets held under capital leases included in property and equipment are as follows:

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                                                                ---------------
                                                                 1994    1993
                                                                ------- -------
                                                                (IN THOUSANDS)
      Machinery and equipment.................................. $ 3,252 $ 2,972
      Furniture and fixtures...................................   4,880   4,359
                                                                ------- -------
                                                                  8,132   7,331
      Less accumulated amortization............................   4,418   4,091
                                                                ------- -------
                                                                $ 3,714 $ 3,240
                                                                ======= =======

                        PYRAMID TECHNOLOGY CORPORATION

  Minimum future payments under all capital and operating lease agreements as of September 30, 1994 are as follows:

                                                              OPERATING CAPITAL
      YEAR ENDING SEPTEMBER 30,                                LEASES   LEASES
      -------------------------                               --------- -------
                                                               (IN THOUSANDS)
      1995.................................................    $ 9,510   $ 446
      1996...................................................    8,654     131
      1997...................................................    7,183      14
      1998...................................................    6,281     --
      1999...................................................    6,072     --
      Thereafter.............................................   26,319     --
                                                               -------   -----
      Total minimum lease payments...........................  $64,019     591
                                                               =======   =====
      Amount representing interest...........................              (37)
                                                                         -----
      Present value of minimum lease payments................              554
      Current obligations under capital leases...............             (415)
                                                                         -----
      Noncurrent obligations under capital leases............            $ 139
                                                                         =====

  Dismissal of Shareholder Class Action Complaints During the first quarter of fiscal 1994, two shareholder class action complaints were filed naming as defendants the Company and certain of its officers and directors, and alleging violations of federal securities laws as well as a state law fraud claim. The complaints alleged that the Company made false and misleading statements in press releases and other public statements and that some of the individual defendants traded the Company's Common Stock on inside information. The complaints sought an award of an unspecified amount of damages. The cases were consolidated by order of the District Court on July 14, 1994. After review of initial disclosures made by the Company and discussions with the Company's attorneys, counsel for the plaintiffs agreed to dismiss the actions. On July 26, 1994, pursuant to a stipulation of the parties, the District Court entered an order for dismissal without prejudice of the consolidated actions.

COMMON STOCK

  Common Shares Rights Agreement The Company has a plan to protect shareholders rights in the event of a proposed takeover of the Company. Under the plan, the Board of Directors declared a dividend of one common share purchase right (a right) for each share of the Company's Common Stock. Each right entitles the shareholder to purchase one share of the Company's Common Stock at an exercise price of $64. The rights become exercisable following the tenth day after a person or group (a) acquires beneficial ownership of 20% or more of the Company's Common Stock or (b) announces a tender or exchange offer which would result in ownership by a person or group of 30% or more of the Company's Common Stock.

  If any person or group acquires 20% of the Company's Common Stock, each right not held by the acquiring person will entitle the holder to purchase $128 worth of the Company's Common Stock for $64. If the Company is acquired in a merger or other business combination transaction, each right not held by the acquiring person will entitle its holder to purchase $128 worth of the common stock of the acquiring company for $64.

  The rights are redeemable at the Company's option for $0.01 per right. Additionally, the exercise price and number and kind of shares covered by each right are subject to adjustment for stock splits, stock dividends, and certain other events. The rights expire on December 12, 1998.

                        PYRAMID TECHNOLOGY CORPORATION

  In the fourth quarter of fiscal 1994, all necessary corporate action required under the Rights Agreement to amend the Rights Agreement was authorized and taken so that the potential exercise of a warrant to purchase 1,330,000 shares of Common Stock or any other purchase of Common Stock by Siemens Nixdorf would not make Siemens Nixdorf an acquiring person.

  Incentive Stock Option Plan The Company has an Incentive Stock Option Plan (the "Plan") under which officers, consultants and key employees may be granted options to purchase the Company's Common Stock. Options are granted at a price not less than fair market value on the date of grant, as determined by the Board of Directors.

  At September 30, 1994, 6,116,666 shares of Common Stock had been reserved for issuance under the Plan. The options are generally exercisable at the rate of 25% commencing one year after the date of grant and in monthly increments of 1/36 of the remaining balance thereafter. Expiration dates are determined by the Board of Directors, but in no event will they exceed ten years from the date of grant. Unexercised options are cancelable three months after the date of termination of employment.

  Plan transactions for the years ended September 30, 1993 and 1994 were as follows:

                                                           PRICE
                                               ----------------------------------
                           NUMBER OF SHARES        PER SHARE          TOTAL
                         ----------------------------------------- --------------
                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Options outstanding at
 September 30, 1992.....           2,528,042   $       1.31-$29.00 $       37,089
Grants..................           1,192,500   $       7.75-$20.25         12,854
Exercises...............            (834,314)  $       1.31-$18.50         (9,773)
Cancellations...........            (432,326)  $       6.50-$29.00         (6,243)
                            ----------------   ------------------- --------------
Options outstanding at
 September 30, 1993.....           2,453,902   $       1.31-$29.00         33,927
Grants..................           1,117,500   $       6.63-$20.50         14,358
Exercises...............             (89,927)  $       1.31-$18.00           (738)
Cancellations...........            (526,823)  $       1.31-$29.00         (7,653)
                            ----------------   ------------------- --------------
Options outstanding at
 September 30, 1994.....           2,954,652   $       1.31-$29.00 $       39,894
                            ================   =================== ==============

  At September 30, 1994, there were 1,722,581 shares exercisable under this Plan at $1.31 to $29.00 per share, and options for 781,043 shares of Common Stock were available for grant. At September 30, 1993, there were 1,178,800 shares exercisable under this plan at $1.31 to $29.00 per share.

  Executive Officers' Nonstatutory Stock Option Plan The Company has an Executive Officer's Nonstatutory Stock Option Plan (the "Plan") under which 400,000 shares of Common Stock were reserved for issuance to executive officers of the Company. Under the Plan, the Board of Directors determines the number of shares, option price, and exercisability of options. Options expire ten years after the date of grant. There were no option grants, exercises, or cancellations under the Plan during fiscal 1994 and 1993. At September 30, 1994, there were 20,313 shares outstanding and exercisable under this Plan at $17.00 per share and options for 7,000 shares of Common Stock were available for grant. At September 30, 1993, there were 20,313 shares outstanding and 12,500 shares exercisable under the Plan at $17.00 per share.

  Directors' Option Plan The Company has a Directors' Option Plan (the "Plan") under which 160,000 shares of Common Stock were reserved for issuance to nonemployee directors as of September 30, 1994. The Plan provides for the automatic grant of an option to purchase 12,000 shares

                        PYRAMID TECHNOLOGY CORPORATION
of Common Stock to nonemployee directors on the date on which such person first becomes a director, and the annual grant of an option to purchase 6,000 shares on each January 31 thereafter. The per share exercise price of the Common Stock subject to an option shall be 100% of the fair market value per share on the date of the option grant. As of September 30, 1994, options for 58,000 shares were available for grant. At September 30, 1994, there were 61,500 shares exercisable under this plan at $13.50 to $18.25 per share. At September 30, 1993, there were 30,000 shares exercisable under this plan.

                                                           PRICE
                                               ------------------------------------
                           NUMBER OF SHARES        PER SHARE            TOTAL
                         ------------------------------------------- --------------
                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Options outstanding at
 September 30, 1992.....              42,000   $        14.75-$18.25 $          693
Grants..................              18,000                  $14.75            266
Exercises...............              (2,500)                 $14.75            (37)
                              --------------   --------------------- --------------
Options outstanding at
 September 30, 1993.....              57,500   $        14.75-$18.25            922
Grants..................              42,000   $        13.50-$14.50            585
                              --------------   --------------------- --------------
Options outstanding at
 September 30, 1994.....              99,500   $        13.50-$18.25 $        1,507
                              ==============   ===================== ==============

EMPLOYEE BENEFIT PROGRAMS

  Employee Stock Purchase Plan In September 1987, the Company adopted the 1987 Employee Stock Purchase Plan (the "Plan"). As of September 30, 1994, 1,150,000 shares of Common Stock have been reserved for issuance under the Plan. The Plan permits eligible employees to purchase Common Stock through payroll deductions of up to a maximum of 10% of their eligible compensation at 85% of the fair market value. During fiscal 1994, 300,074 shares were purchased at prices of $6.69 to $7.23 per share. At September 30, 1994, 31,626 shares were available for future issuance.

  410(K) Plan The Company has adopted a tax deferred savings plan ("401(k) Plan" or the "Plan") in which virtually all domestic employees are eligible to participate. Participating employees may contribute up to 15% of qualified earnings. The Company matches employee contributions at a 50% rate up to the first 5% of each employees salary deferral contribution. Employee contributions are fully vested, whereas vesting in matching Company contributions occurs at a rate of 33 1/3% per year of employment. All contributions to the Plan are transferred to a trustee and are invested at the employee's discretion in six separate funds. During fiscal 1994, 1993, and 1992, the Company's contribution amounted to approximately $1,122,000, $887,000, and $946,000, respectively.

BORROWING ARRANGEMENTS

  For the purposes of hedging its foreign currency exposures, the Company had available a bank facility which provides for up to $70,000,000 of foreign exchange contracts. At September 30, 1994, $61,338,000 was available under the foreign exchange line of credit as $8,662,000 was utilized for foreign currency hedging contract positions. This credit facility expired on October 31, 1994. During October 1994, the Company entered into a new revolving line of credit agreement with a bank which provides it with the ability to borrow up to $10,000,000. Amounts borrowed under the line of credit are secured by the Company's accounts receivable and inventory. The interest rate on borrowings under the line of credit is at the bank's prime rate. The agreement also provides for up to $50,000,000 of foreign exchange contract availability in addition to the $10,000,000 revolving line of credit. This line of credit expires on December 31, 1995. The above facilities do not permit the Company to pay cash dividends and they set limitations on the Company in regard to other indebtedness, pledging assets,

                        PYRAMID TECHNOLOGY CORPORATION
guarantees, mergers and acquisitions, and annual capital expenditure levels as well as requiring the Company to maintain certain financial requirements.

  During fiscal 1994, the Company financed $3,150,000 of equipment under a capital equipment financing agreement with a lending company. The loans, which have an average interest rate of approximately 8%, are repaid on a monthly basis over a three-year period.

INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     --------------------------
                                                       1994     1993     1992
                                                     --------  ----------------
                                                          (IN THOUSANDS)
      CURRENT:
      Federal....................................... $ (1,039) $  912  $ (4,046)
      State.........................................      144     298       --
      Foreign.......................................    1,307     231        21
                                                     --------  ------  --------
                                                          412   1,441    (4,025)
                                                     --------  ------  --------
      DEFERRED:
      Federal.......................................    2,523    (482)   (2,596)
      State.........................................      --      --       (308)
                                                     --------  ------  --------
                                                        2,523    (482)   (2,904)
                                                     --------  ------  --------
                                                     $  2,935  $  959  $ (6,929)
                                                     ========  ======  ========

  Pretax income (loss) from foreign operations amounted to $3,214,000, $1,262,000, and $(10,098,000) for fiscal 1994, 1993, and 1992, respectively.

  The total provision (benefit) for income taxes differs from the amount computed by applying the statutory federal rate of 34% to income (loss) before taxes as follows:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     --------------------------
                                                      1994     1993      1992
                                                     -------  -------  --------
                                                          (IN THOUSANDS)
Computed expected tax provision (benefit)..........  $(6,623) $ 3,262  $(22,656)
State tax, net of federal benefit..................      144      197      (203)
Losses not benefited and income taxed at other than
 U.S. rates........................................   10,084      --     14,200
Utilization of operating loss carryforward.........     (670)  (1,185)      --
Utilization of general business credits............      --      (923)    1,947
Other..............................................      --      (392)     (217)
                                                     -------  -------  --------
                                                     $ 2,935  $   959  $ (6,929)
                                                     =======  =======  ========

  Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." As permitted by SFAS 109, the Company has elected not to restate the financial statements of any prior years. The effect of adoption of this standard was not material to the Company's financial position or results of operations for the year ended September 30, 1994.

                        PYRAMID TECHNOLOGY CORPORATION

  Deferred income taxes reflect tax credit and loss carryforwards and the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of September 30, 1994 are as follows:

                                                                  YEAR ENDED
                                                              SEPTEMBER 30, 1994
                                                              ------------------
                                                                (IN THOUSANDS)
   Deferred tax liabilities:
     Capitalized software development costs and other........      $ (7,181)
                                                                   --------
       Total deferred tax liabilities........................        (7,181)
                                                                   --------
   Deferred tax assets:
     Tax credits.............................................         4,274
     Depreciation............................................         1,998
     Special charge and other reserves.......................        13,193
     Loss carryforwards and other............................        10,034
                                                                   --------
       Total deferred tax assets.............................        29,499
                                                                   --------
   Valuation allowance for deferred tax assets...............       (22,318)
                                                                   --------
   Net deferred taxes........................................      $      0
                                                                   ========

  The valuation allowance increased $9,426,000 in the year ended September 30, 1994. Approximately $3,279,000 of the valuation reserve is related to benefits of stock option deductions which will be allocated directly to additional paid-in capital when realized.

  For federal income tax purposes at September 30, 1994, the Company had $29,100,000 of net operating loss carryforwards which expire in the year 2009. The Company had research and development credit carryforwards of approximately $3,500,000 which expire through the year 2006. The Company had alternative minimum tax credit carryforwards of approximately $800,000 which do not expire. The Company had foreign net operating losses of approximately $2,900,000.

  Significant components of the deferred income tax in the provision for income taxes for the years ended September 30, 1993 and September 30, 1992 are as follows:

                                                                 YEAR ENDED
                                                               SEPTEMBER 30,
                                                               ---------------
                                                                1993    1992
                                                               ------  -------
                                                               (IN THOUSANDS)
   Depreciation............................................... $ (754) $   (10)
   Inventory valuation differences............................   (241)    (589)
   Capitalized software development...........................    309     (383)
   Allowance for doubtful accounts............................     (4)     (62)
   Unrealized profits on intercompany transactions............    (90)      28
   Restructuring costs........................................  1,061   (1,704)
   Deferred revenue...........................................   (645)      12
   Other, net.................................................   (118)    (196)
                                                               ------  -------
   Total deferred taxes....................................... $ (482) $(2,904)
                                                               ======  =======

                        PYRAMID TECHNOLOGY CORPORATION

INDUSTRY SEGMENT, SIGNIFICANT CUSTOMER, AND GEOGRAPHIC INFORMATION

  The Company operates in one principal industry segment: the design, manufacture, marketing, and service of high-performance open system servers and related software that combine the advantages of the UNIX multi-user operating system with a system architecture based on the principles of reduced instruction set computing (RISC).

  During fiscal 1994, 1993, and 1992, the Company had export sales of approximately 15%, 18%, and 19% of total revenues, respectively. Export sales by geographic areas were 11%, 14%, and 17% to Europe and 4%, 4%, and 2% primarily to Asia and the Far East as a percentage of total revenues for fiscal 1994, 1993, and 1992, respectively. During fiscal 1994, AT&T accounted for 18% ($38,372,000) of the Company's total revenues. Sales to AT&T in fiscal 1993 and 1992 were 17% ($40,676,000) and 20% ($39,297,000), respectively.

  The Company's operations by geographic area are as follows:

                           UNITED   UNITED    ASIA-
                           STATES   KINGDOM  PACIFIC  ELIMINATIONS CONSOLIDATED
                          --------  -------  -------  ------------ ------------
                                            (IN THOUSANDS)
1994
Revenues:
Sales to unaffiliated
 customers............... $169,535  $25,411  $23,569    $    --      $218,515
Intercompany sales.......   10,986      --       --      (10,986)         --
                          --------  -------  -------    --------     --------
Total revenues...........  180,521   25,411   23,569     (10,986)     218,515
                          --------  -------  -------    --------     --------
Operating income (loss)..  (27,742)   1,261    1,602       5,579      (19,300)
                          --------  -------  -------    --------     --------
Identifiable assets......  210,492   14,823    7,026     (41,628)     190,713
                          --------  -------  -------    --------     --------
1993
Revenues:
Sales to unaffiliated
 customers...............  186,883   26,328   20,487         --       233,698
Intercompany sales.......   31,691      --       --      (31,691)         --
                          --------  -------  -------    --------     --------
Total revenues...........  218,574   26,328   20,487     (31,691)     233,698
                          --------  -------  -------    --------     --------
Operating income (loss)..    9,481    1,197     (130)     (1,213)       9,335
                          --------  -------  -------    --------     --------
Identifiable assets......  216,694   16,928   12,837     (54,801)     191,658
                          --------  -------  -------    --------     --------
1992
Revenues:
Sales to unaffiliated
 customers...............  146,302   24,263   21,661         --       192,226
Intercompany sales.......   25,808      --       --      (25,808)         --
                          --------  -------  -------    --------     --------
Total revenues...........  172,110   24,263   21,661     (25,808)     192,226
                          --------  -------  -------    --------     --------
Operating income (loss)..  (55,010)  (4,233)  (5,987)     (1,265)     (66,495)
                          --------  -------  -------    --------     --------
Identifiable assets...... $193,751  $15,739  $12,631    $(45,930)    $176,191
                          ========  =======  =======    ========     ========

  Intercompany sales are accounted for at prices which approximate arm's length transactions and include systems and spare parts.

                         PYRAMID TECHNOLOGY CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) FINANCIAL INFORMATION BY QUARTER (UNAUDITED)

                                       FIRST     SECOND      THIRD     FOURTH
                                      QUARTER   QUARTER     QUARTER    QUARTER
                                     --------------------  ---------- ----------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1994
Revenues............................ $  60,018 $   46,548  $  53,812  $  58,137
Gross profit........................    24,969     12,599     18,838     23,526
Net income (loss)...................       635    (15,973)    (5,940)    (1,135)
Net income (loss) per share.........      0.05      (1.19)     (0.44)     (0.08)
1993
Revenues............................ $  55,103 $   58,024  $  60,022  $  60,549
Gross profit........................    22,700     24,842     27,175     26,860
Net income..........................       468      1,440      3,334      3,392
Net income per share................      0.04       0.12       0.25       0.25

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
 Pyramid Technology Corporation

  We have audited the accompanying consolidated balance sheet of Pyramid Technology Corporation as of September 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pyramid Technology Corporation at September 30, 1994 and 1993 and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Palo Alto, California
October 25, 1994

UNAUDITED FINANCIAL STATEMENTS FOR PYRAMID TECHNOLOGY CORPORATION FOR THE FIRST
              QUARTER OF THE FISCAL YEAR ENDING SEPTEMBER 30, 1995

                         PYRAMID TECHNOLOGY CORPORATION

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                           --------------------
                                                            DEC. 30    DEC. 31
                                                             1994       1993
                                                           ---------  ---------
Revenues:
  Product revenues.......................................  $  44,223  $  43,978
  Service revenues.......................................     17,896     16,040
                                                           ---------  ---------
                                                              62,119     60,018
Cost of sales:
  Cost of products sold..................................     21,765     23,167
  Cost of services.......................................     13,126     11,882
                                                           ---------  ---------
                                                              34,891     35,049
Gross profit.............................................     27,228     24,969
Operating expenses:
  Research and development...............................      6,007      6,643
  Sales, marketing, general and administrative...........     20,001     17,441
                                                           ---------  ---------
  Total operating expenses...............................     26,008     24,084
                                                           ---------  ---------
Operating income.........................................      1,220        885
Interest income..........................................        518        121
Interest expense.........................................        (97)      (159)
Loss on investment in joint venture......................       (112)       --
                                                           ---------  ---------
Income before income taxes...............................      1,529        847
Provision for income taxes...............................        229        212
                                                           ---------  ---------
Net income...............................................  $   1,300  $     635
                                                           =========  =========
Net income per common and common equivalent share........  $    0.08  $    0.05
                                                           =========  =========
Shares used in computing net income per common and common
 equivalent share........................................     15,644     13,584
                                                           =========  =========


                             See accompanying notes

                         PYRAMID TECHNOLOGY CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             DEC. 30   SEPT. 30
                                                               1994      1994
                                                             --------  --------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $ 17,747  $ 21,558
  Short-term investments....................................   36,334    20,651
  Accounts receivable, net..................................   46,982    49,310
  Inventories...............................................   30,432    25,840
  Prepaid expenses and deposits.............................   13,868    15,270
                                                             --------  --------
    Total current assets....................................  145,363   132,629
Property and equipment, at cost.............................  105,110   101,998
Less accumulated depreciation and amortization..............   77,961    74,386
                                                             --------  --------
                                                               27,149    27,612
Capitalized software development costs......................   18,016    18,381
Service spare parts and other assets........................   12,468    12,091
                                                             --------  --------
                                                             $202,996  $190,713
                                                             ========  ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................... $ 22,468  $ 16,398
  Accrued payroll and related liabilities...................    6,309     4,493
  Accrued commissions.......................................    2,823     2,424
  Deferred revenue..........................................   11,517     8,272
  Other accrued liabilities.................................   10,478    10,932
  Restructuring accruals....................................    2,882     3,075
  Income taxes payable......................................    3,891     3,678
  Current portion of long-term debt.........................    1,320     1,440
                                                             --------  --------
    Total current liabilities...............................   61,688    50,712
Noncurrent portion of long-term debt........................    1,233     1,563
Deferred income taxes payable...............................    2,400     2,400
Shareholders' equity:
  Common stock..............................................      156       156
  Additional paid-in capital................................  174,899   174,652
  Accumulated deficit.......................................  (36,628)  (37,927)
  Accumulated translation adjustment........................     (752)     (843)
                                                             --------  --------
    Total shareholders' equity..............................  137,675   136,038
                                                             --------  --------
                                                             $202,996  $190,713
                                                             ========  ========

                             See accompanying notes

                         PYRAMID TECHNOLOGY CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                            --------------------
                                                             DEC. 30   DEC. 31
                                                              1994       1993
                                                            ---------  ---------
Cash flows from operating activities:
  Net income..............................................  $   1,300  $    635
  Adjustments to reconcile net income to net cash from op-
   erating activities:
    Depreciation and amortization.........................      6,947     7,597
    Changes in:
      Accounts receivable, net............................      2,328    (6,011)
      Inventories.........................................     (4,592)   (1,788)
      Prepaid expenses and deposits and income tax receiv-
       able...............................................      1,402       855
      Accounts payable, accrued liabilities, and other....     11,212    (1,943)
                                                            ---------  --------
  Net cash provided by (used for) operating activities....     18,597      (655)
                                                            ---------  --------
Cash flows from investing activities:
  Purchase of short-term investments......................    (15,683)      --
  Investment in property and equipment....................     (3,535)   (3,337)
  Increase in capitalized software development costs......     (1,596)   (2,403)
  Increase in other assets................................     (1,391)   (1,169)
                                                            ---------  --------
  Net cash used for investing activities..................    (22,205)   (6,909)
Cash flows from financing activities:
  Principal payments on capital lease obligations.........       (450)     (546)
  Net borrowings under loan agreement.....................        --      2,364
  Issuance of common stock, net of repurchases............        247       262
                                                            ---------  --------
  Net cash provided by (used for) financing activities....       (203)    2,080
                                                            ---------  --------
Decrease in cash and cash equivalents.....................     (3,811)   (5,484)
Cash and cash equivalents, at the beginning of the period.     21,558    31,358
                                                            ---------  --------
Cash and cash equivalents, at the end of the period.......  $  17,747  $ 25,874
                                                            =========  ========
Supplemental disclosures of cash flow information:
  Cash paid for interest..................................  $      97  $    159
  Cash paid (received) for income taxes...................  $  (2,199) $    531


                             See accompanying notes

                        PYRAMID TECHNOLOGY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany transactions.

  While the financial information furnished is unaudited, the statements in this report reflect all adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair statement of the results of operations for the interim periods covered and of the financial condition of the Company at the dates of the balance sheets. The operating results for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  Certain footnotes normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended September 30, 1994.

ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

  Effective September 30, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This statement addresses the accounting and reporting for investments in marketable equity securities that have readily determinable fair values and for all investments in debt securities. These securities are required to be classified at the time of purchase and re-evaluated at each reporting date as either (1) held-to-maturity, (2) trading, or (3) available-for-sale. The Company classifies its investment in commercial paper and money market funds ($7,819,000 in cash equivalents and $36,334,000 in short-term investments) as held-to-maturity given the Company's positive intent and ability to hold the securities to maturity. In accordance with the statement, held-to-maturity securities are carried at amortized cost which approximates fair value.

INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                                                DEC. 30 SEPT. 30
                                                                 1994     1994
                                                                ------- --------
      Raw materials............................................ $11,582 $10,617
      Work-in-process..........................................  11,589   8,320
      Finished goods...........................................   7,261   6,903
                                                                ------- -------
                                                                $30,432 $25,840
                                                                ======= =======

RELATED PARTY TRANSACTIONS

  Siemens Nixdorf Informationssyteme AG (Siemens Nixdorf), which owns approximately 17% of the Company's Common Stock, accounted for $6,587,000, or 11% of the Company's revenue during the first quarter of fiscal 1995 and $1,707,000, or 3% of the Company's revenue during the first quarter of fiscal 1994. Siemens Nixdorf also holds a warrant to purchase 1,330,000 shares of the Company's Common Stock at $10.00 per share. The warrant expires on September 30, 1995.

                        PYRAMID TECHNOLOGY CORPORATION

                                  (UNAUDITED)

  A senior executive of a major customer and vendor of the Company is a member of the Company's board of directors. The related party accounted for $1,136,000, or 2% of the Company's revenue during the first quarter of fiscal 1995 and $2,539,000, or 4% of the Company's revenue during the first quarter of fiscal 1994. The Company purchased services from the vendor totaling $2,323,000 during the first quarter of fiscal 1995 and $1,532,000 during the first quarter of fiscal 1994.

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

  Net income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the dilutive shares issuable upon the exercise of stock options using the treasury stock or modified treasury stock method (whichever applies). For the three month period ended December 30, 1994, no common equivalent shares were included in the computation as the modified treasury stock method applied and the effect would be anti-dilutive. For the three month period ended December 31, 1993, common equivalent shares were computed using the treasury stock method.

                                                            THREE MONTHS ENDED
                                                           ---------------------
                                                            DEC. 30    DEC. 31
                                                              1994       1993
                                                           ---------- ----------
                                                           (IN THOUSANDS, EXCEPT
                                                            PER SHARE AMOUNTS)
Average shares outstanding...............................      15,644     13,240
Net effect of dilutive stock options.....................         --         344
                                                           ---------- ----------
Shares used in computing net income per common and common
 equivalent share........................................      15,644     13,584
Net income...............................................  $    1,300 $      635
Net income per common and common equivalent share........  $     0.08 $     0.05

SUBSEQUENT EVENT

  On January 23, 1995, Pyramid and Siemens Nixdorf jointly announced that they had entered into an agreement pursuant to which a wholly-owned subsidiary of Siemens Nixdorf will acquire all of the outstanding Common Stock of Pyramid not currently owned by Siemens Nixdorf for an aggregate purchase price of approximately $207 million. Under the agreement, Siemens Nixdorf's subsidiary will commence a tender offer for all outstanding Common Stock of Pyramid for $16.00 per share in cash. The tender offer will be followed by a merger in which any shares not acquired by Siemens Nixdorf's subsidiary in the tender offer will be acquired for the same amount of cash. Siemens Nixdorf currently owns over 17% of the outstanding Common Stock of Pyramid. The tender offer, which was approved by Pyramid's board of directors, commenced January 27, 1995 and is conditioned on a majority of the outstanding shares of Pyramid being tendered as well as other customary conditions, including regulatory approvals.

  Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                                 CHEMICAL BANK

         By Mail:                By Facsimile:         By Hand: or Overnight
                       (for Eligible Institutions only)       Courier:



      Chemical Bank
   Reorganization Dept.        (212) 629-8015 or         Chemical Bank
      P.O. Box 3085              (212) 629-8016         55 Water Street
      G.P.O. Station                                   Second Floor-Room 234
 New York, NY 10116-3085     Confirm by Telephone:      New York, NY 10041
                                (212) 946-7137       Attention: Reorganization
                                                            Department



  Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below or to the Dealer Managers at their address listed below. Additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           GEORGESON & COMPANY INC.
                               Wall Street Plaza
                           New York, New York 10005
                           (212) 509-6240 (COLLECT)
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                        CALL TOLL FREE: 1-800-223-2064

                    The Dealer Managers for the Offer are:

                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                           New York, New York 10004